AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 2004

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERTICAL HEALTH SOLUTIONS, INC.

(Name of small business issuer in its charter)

Florida	5074	593635262
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

855 Dunbar Avenue

Oldsmar, Florida 34677

(727) 548-8345

(Address and telephone number of principal executive offices)

Stephen Watters, Chief Executive Officer

855 Dunbar Avenue

Oldsmar, Florida 34677

(727) 548-8345

(Name, address and telephone number of agent for service)

COPIES TO:

Gregory Sichenzia, Esq.

Thomas A. Rose, Esq.

Sichenzia Ross Friedman Ference LLP

1065 Avenue Of The Americas

New York, New York 10018

(212) 930-9700

Approximate Date Of Proposed Sale To Public: As Soon As Practicable After This Registration Statement Becomes Effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value per share (2)	9,230,769	$.88	$8,123,076	$1,029.20
Common Stock, $.001 par value per share (3)	820,000	$.88	$721,600	$91.43
Total	10,050,769		$8,844,677	$1,120.63

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on September 27, 2004, which was $.88 per share.

(2)	Represents shares underlying Series A Cumulative Convertible Preferred Stock of Vertical Health Ventures, Inc., a wholly owned subsidiary of Vertical Health Solutions, Inc., that is convertible into shares common stock of Vertical Health Solutions, issued to Laurus Master Fund, Ltd.

(3)	Represents shares underlying a warrant issued to Laurus Master Fund, Ltd., in connection with the purchase of Series A Cumulative Convertible Preferred Stock of Vertical Health Ventures, Inc.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 4, 2004

Vertical Health Solutions, Inc.

10,050,769 Shares of

Common Stock

This prospectus relates to the public offering of an aggregate of 10,050,769 shares of common stock which may be sold from time to time by the selling stockholder of Vertical Health Solutions, Inc. named in this prospectus. Of these shares, 820,000 shares are issuable upon the exercise of warrants and up to 9,230,769 shares are issuable upon conversion of our subsidiary’s series A convertible preferred stock held by the selling stockholder.

The shares of common stock are being registered to permit the selling stockholder to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” beginning on page 6. We cannot assure you that the selling stockholder will sell all or any portion of the shares offered in this prospectus.

We have paid the expenses of preparing this prospectus and the related registration expenses.

Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol “VHSL.” The last reported sales price for our common stock on September 27, 2004, was $.88 per share.

The Securities offered hereby involve a high degree of risk.

See “Risk Factors” beginning on page 2.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October     , 2004

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “RISK FACTORS” section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Vertical Health Solutions,” the “Company,” “we,” “us,” and “our” refer to Vertical Health Solutions, Inc.

Vertical Health Solutions, Inc.

Vertical Health Solutions, through its wholly-owned subsidiary, Labelclick, Inc., develops, markets and distributes customized private label supplements and health products to veterinarians in the companion animal sector which consists of canine, feline, equine and numerous other household pets, and to a lesser extent, other veterinary distributors. We are also a licensed wholesale distributor of veterinary pharmaceuticals to veterinary clinics.

Our principal executive offices are located at 855 Dunbar Ave., Oldsmar, Florida 34677 and our telephone number is (727) 548-8345.

The Offering

Common stock outstanding before the offering	13,723,075 shares.

Common stock offered by selling stockholder	Up to 10,050,769 shares, based on current market prices and assuming full conversion of our Subsidiary’s Series A Cumulative Convertible Preferred Stock and exercise of a warrant.

Common stock to be outstanding after the offering	Up to 23,773,844 shares.

Risk Factors	See “Risk Factors,” beginning on p. 2 for a description of certain factors you should consider before making an investment in our common stock.

Use of proceeds	We will not receive any proceeds from the sale of the common stock issued upon conversion of the Series A Cumulative Convertible Preferred Stock. We will receive proceeds from the sale of our common stock issued upon conversion outstanding warrants. See “Use of Proceeds” for a complete description.

Forward-Looking Statements	This prospectus contains forward-looking statements that address, among other things, our expansion and acquisition strategy, business development, use of proceeds, projected capital expenditures, liquidity, and our development of additional revenue sources. The forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions. We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest, you should read and consider carefully the following risk factors.

Risks Related to Our Business and Industry

We Have a Limited Operating History, Working Capital, Accumulated Deficits and Losses Which Could Hinder Our Value or Our Ability to Obtain Additional Capital, if Needed. We commenced operations in March 2000 and have incurred losses through the fiscal year ended December 31, 2003. For the years ended December 31, 2002 and 2003 we incurred losses of $552,629 and $2,641, respectively. For the six months ended June 30, 2004, we realized net income of $70,038. At June 30, 2004, we had an accumulated deficit of $3,849,459. These historical financial losses and financial condition could make it more difficult for us to obtain financing in the future or could reduce the value the market places on our common stock. See the Financial Statements commencing on page F-1.

We Face Significant Competition in the Veterinary Supply and Distribution Marketplace, Which Could Make It More Difficult for Us to Succeed. Numerous companies compete with us in the development, manufacture, marketing and distribution of veterinary products. Many of these competitors are larger and have greater financial, personnel, manufacturing, distribution, marketing and other resources than we do. Some of our competitors have comparable product lines, as well as greater technical experience, financial, and business network resources than we do. We may be unable to compete successfully against these organizations.

Many of our competitors have distribution strategies that directly compete with us. We have many competitors including Professional Veterinary Products, Ltd., Lextron, Inc., Iowa Veterinary Supply Co., and The Butler Company. In addition, we expect that companies and others specializing in the veterinary products industry will offer competitive products. Some of our large manufacturers/suppliers may also compete with us through direct marketing and sales of their products. See “Business—Competition.”

Consolidation in the Veterinary Distribution Industry May Make It More Difficult for Us to Compete with Larger Companies. The veterinary distribution industry is subject to significant economic factors, including consolidation of our competitors. Some of our competitors are consolidating to create integrated delivery systems with greater market presence and negotiation power with manufacturers. As the veterinary distribution industry consolidates, competition for customers will become more intense and the importance of acquiring each customer will become greater. A forced reduction in our prices to meet these challenges may reduce our operating margins and increase our losses.

We Rely on Strategic Relationships to Generate Revenue, the Loss of Which Would Cause Our Revenues to Decrease. Our success relies on establishing and maintaining strategic relationships with leaders in the veterinary product manufacturing industry. We believe that these relationships will enable us to extend our distribution, obtain specialized industry expertise, and increase overall revenue. We may be unable or unwilling to establish such relationships due to preexisting relationships that these market leaders or we have with other competitors. Furthermore, our strategic relationships may change rapidly in the event that current or future partners decide to compete with us. Consequently, we intend to maintain independence from any particular customer or partner through the use of limited term agreements. We may not be able to renew our existing agreements on favorable terms, or at all. If we lose the right to distribute products under such agreements, we may lose the ability to market certain of our products. Our inability to establish or maintain our strategic relationships may reduce our revenues and increase our losses from operations.

Our Business Is Subject to Extensive Government Regulation, the Failure to Comply with Which Could Result in Significant Penalties. Numerous state and federal government agencies extensively regulate the manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products. Specifically, our veterinary pharmaceutical operations are subject to significant regulatory and licensing requirements. Our failure or inability to comply with applicable laws and governmental regulations may result in civil and criminal penalties which we are unable to pay or may cause us to curtail or cease operations. See “Business—Government Regulation.”

Our Business Depends Upon Third Party Manufacturers, the Loss or Unavailability of Which Would Require Us to Find Substitute Manufacturers, Resulting in Delays in Production and Additional Expenses. Many of our products are produced for us by third party manufacturers. We cannot assure that these manufacturers will provide the products we need, in the quantities we request, or at a price we are willing to pay. Our inability to obtain adequate supplies of product from third party manufacturers at favorable prices, or at all, may increase our expenses and reduce our operating margins, resulting in increased losses.

Our Products Have Limited Trademark Protection, Which Could Permit Others to Market Similar Products, Resulting in Decreased Sales by Vertical Health. Our policy is to pursue registration of all of the trademarks associated with our key proprietary products. We rely on common law trademark rights to protect our unregistered trademarks as well as our trade dress rights. Generally, common law trademark rights are limited to the geographic area in which the trademark is actually used, while a United States federal trademark registration enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. Although sales outside the US currently constitute less than 1% of our revenues, we intend to register our trademarks in certain foreign jurisdictions where our products are sold. We cannot assure that the protection available in such jurisdictions, if any, will be as extensive as the protection available to us in the United States. In addition, because we have no patents on our proprietary products, another company may replicate them. Inadequate trademark and patent protection of our proprietary products may reduce sales of our products. See “Business—Trademarks.”

Our Articles of Incorporation and Bylaws Contain Provisions that May Discourage Takeovers or Make Them More Difficult, Regardless of Whether or Not such a Takeover Would Be Advantageous for Our Stockholders. Certain provisions of our articles of incorporation and bylaws, as well as certain sections of the Florida Business Corporation Act, and our board of directors’ ability to issue shares of preferred stock and to establish voting rights, preferences and other terms of our stock, may be deemed to have an anti-takeover effect and may discourage takeover attempts that are not first approved by our board of directors. This anti-takeover effect may discourage takeovers which stockholders may deem to be in their best interests.

We Purchase a Substantial Portion of Goods From a Company Affiliated With One of Our Directors Which May Result in Conflicts of Interest Which Adversely Affect the Director’s Ability to Serve Us. During the year ended December 31, 2003, we purchased an aggregate of $782,484 of products from subsidiaries of Innovative Companies, Inc., a company affiliated with one of the members of our board of directors, Jugal K. Taneja. Such purchases represented approximately 70% of all purchases of goods for the year. Although we believe that all purchases from Innovative Companies were on terms at least as favorable as those that could have been obtained from unaffiliated third parties, there can be no assurance that continuing purchases will not result in conflicts of interest between Vertical Health, Mr. Taneja and Innovative Companies. Such conflicts, if any, could make it more difficult for Mr. Taneja to effectively serve as a member of the board.

Risks Related to this Offering

There are a Large Number of Shares Underlying our Warrants and Series A Preferred Stock that may be Available for Future Sale and the Sale of these Shares may Depress the Market Price of our Common Stock. As of September 27, 2004, we had outstanding warrants to purchase 820,000 shares of our common stock at a price of $1.87 per share, and there was outstanding Series A Preferred Stock of Vertical Health Ventures, Inc. that is convertible into up to 9,230,769 shares of our common stock. This prospectus relates to the resale of up to 10,050,769 shares of common stock underlying convertible securities and warrants. All of these shares will be freely traded upon the effective date of this prospectus and may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Issuance of Shares Upon Conversion of our Convertible Securities and Exercise of Outstanding Warrants May Cause Immediate and Substantial Dilution to our Existing Stockholders. The issuance of shares upon conversion of our convertible securities and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholder may not convert their Series A Preferred Stock and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholder could sell more than this limit while never holding more than this limit, which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

USE OF PROCEEDS

We will receive proceeds from the resale of shares of common stock in this offering to the extent that any of the shares are acquired by the selling stockholder through the exercise of warrants for cash. We may receive up to a maximum of $1,533,400 from the exercise of the warrants. Such proceeds, if any, will be used for working capital.

SELLING STOCKHOLDER

The following table sets forth the common stock ownership of the selling stockholder as of September 30, 2004, including the number of shares of common stock issuable upon the conversion of the Series A Preferred Stock and the exercise of warrants held by the selling stockholder. Other than as set forth in the following table, the selling stockholder has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

	Shares Beneficially Owned Prior to the Offering			Total Shares of Common Stock Issuable Upon Conversion or Exercise of Securities Assuming Full Conversion and Exercise (1)		Shares Beneficially Owned After the Offering (2)
Name	Number		Percent (3)	Number	Percent (3)	Number	Percent
Laurus Master Fund, Ltd. (4)	705,560	(5)	4.99%	6,973,843	33.7%	0	0%

*	Less than 1%.

(1)	Assumes that all securities registered will be sold and that all shares of common stock underlying the Series A Preferred Stock and Warrant will be issued.

(2)	Assumes that all securities registered will be sold and that all shares of common stock underlying the Series A Preferred Stock and Warrant will be issued.

(3)	Applicable percentage ownership is based on 13,723,075 shares of common stock outstanding as of August 15, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of August 15, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of August 15, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(4)	Laurus Capital Management, L.L.C. may be deemed a control person of the shares owned by such entity. David Grin and Eugene Grin are the control persons of Laurus Capital Management, L.L.C. The shares of common stock that are being registered include: (i) 6,973,843 shares underlying $4,000,000 in series A Convertible Preferred Stock, and (ii) 820,000 shares underlying a warrant exercisable at $1.87 per share.

(5)	Includes shares underlying a warrant up to 4.99%, which is the maximum permitted ownership of Laurus Master Fund, Ltd. unless (i) an event of default has occurred and is continuing, or (ii) it gives Vertical Health Solutions, Inc. 75 days written notice.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholder. We are paying all costs, expenses and fees in connection with the registration of shares offered by this prospectus. Brokerage commissions, if any, attributable to the sale of shares will be borne by the selling stockholder.

The selling stockholder of our common stock and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Over-The-Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into options or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred incident to the registration of the shares. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholder without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

In October 2003, our common stock began trading on the Over-The-Counter Bulletin Board under the symbol “VHSL.” There is a limited trading market for our common stock; therefore historical price information is limited. High and low sales prices since that time, by quarter-ended date, are as follows:

	High	Low
December 31, 2003	$1.42	$1.02
March 31, 2004	$1.25	$.40
June 30, 2004	$1.75	$.70

As of June 30, 2004, there were approximately 48 stockholders of record of the Company’s common stock.

Dividend Policy

Historically, we have not declared or paid any cash dividends on our common stock. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any contractual arrangements and such other factors deemed relevant by the our Board of Directors.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows information with respect to each equity compensation plan under which the Company’s common stock is authorized for issuance as of the fiscal year ended December 31, 2003.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	571,425	$1.02	-0-
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	571,425	$1.02	-0-

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information in this registration statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. The Company’s actual results may differ significantly from management’s expectations.

The following discussion and analysis should be read in conjunction with the financial statements of Vertical Health Solutions, Inc. and summary of selected financial data, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of the management of the Company.

Overview

We derive our revenues from developing, packaging and wholesaling a wide variety of private labeled nutriceutical veterinary products and certain pharmaceuticals. Revenues are billed and recognized as product is shipped, net of discounts, allowances, returns and credits.

Cost of goods sold is comprised of material product costs, packaging and labeling costs, direct personnel compensation and other statutory benefits and indirect costs relating to the labor to support product purchase, receipt, packaging, and warehousing. Research and development expenses are charged against cost of goods sold as incurred and are not material to the Company’s operations.

Selling, general and administrative costs include management and general office salaries, advertising and promotional expenses, sales and marketing and other indirect operating costs.

Interest and other income (expense) consist primarily of interest expense associated with borrowings to finance working capital needs.

Results of Operations

Three And Six Months Ended June 30, 2004 Compared To Three And Six Months Ended June 30, 2003

Revenues. We generated revenues of $729,448 and $1,480,401, respectively, for the three and six months ended June 30, 2004, an increase of $336,076 or 85.7% and $734,063 or 98.4%, compared to $392,742 and $746,338, respectively, for the three and six months ended June 30, 2003. The increase in revenues was primarily attributable to increased marketing efforts with the expansion of our sales force, which resulted in increases in our customer base, increased distribution and related volume of recurring and new customer sales.

Gross profit. We achieved a gross profit of $407,831 and $786,729, respectively, for the three and six months ended June 30, 2004, an increase of $191,320 or 88.4% and $404,660 or 105.9%, compared to $216,511 and $382,069, respectively, for the three and six months ended June 30, 2003. Gross margin, as a percentage of revenues, increased to 55.9% for the three months ended June 30, 2004, from 55.1% for the three months ended June 30, 2003 and increased to 53.1% for the six months ended June 30, 2004, from 51.2% for the six months ended June 30, 2003. The increase in gross margin was primarily attributable to an increase in purchase volume discounts.

Operating expenses. We incurred operating expenses of $404,303 and $711,400, respectively, for the three and six months ended June 30, 2004, an increase of $213,853 or 112.3% and $343,140 or 93.0%, compared to $190,450 and $368,260 for the three and six months ended June 30, 2003. The increase is primarily attributable to an increase in salaries and related payroll expenses, telephone, travel and insurance expense, primarily associated with our increased sales staff, as well as an increase in public relation and legal fees.

Interest income. Interest income was $4,185 and $4,185, respectively, for the three and six months ended June 30, 2004, compared to zero and $57, respectively, for the three and six months ended June 30, 2003. The increase was a result of interest income associated with restricted cash.

Interest expense. Interest expense was $6,511 and $14,034, respectively, for the three and six months ended June 30, 2004, compared to $6,790 and $15,315, respectively, for the three and six months ended June 30, 2003. The decrease in interest expense was primarily a result of increases in principal payments on outstanding debt.

Income taxes. We had no income tax provision for the three and six months ended June 30, 2004 and 2003. No tax benefit has been provided due to the uncertainty in the utilization of the loss carryforwards. These net operating losses may be carried forward for up to 20 years.

Preferred dividends. Preferred stock dividends on our Series A 10% cumulative convertible preferred stock were $24,263 and $48,259, respectively, for the three and six months ended June 30, 2003, and zero for the three and six months ended June 30, 2004.

For the three and six months ended June 30, 2004, preferred stock dividends were $23,014 and $23,014, respectively, and were associated with the newly issued Series A Preferred Stock of Vertical Health Ventures, Inc.

Net income (loss) per share. Net income per share for the three and six months ended June 30, 2004 was zero and $0.01, respectively, compared to net loss per share of zero and $0.01, respectively, for the three and six months ended June 30, 2003. The increase in net income per share for the six months ended June 30, 2004, compared to the six months ended June 30, 2003, was primarily a result of in an increase in our operating income of $61,520.

Inflation; Seasonality. Management believes that there was no material effect on operations or the financial condition of Vertical Health as a result of inflation for the three and six months ended June 30, 2004 and 2003. Management also believes that its business is not seasonal; however, significant promotional activities can have a direct impact on sales volume in any given quarter.

Financial Condition, Liquidity and Capital Resources

We had cash of $49,191 and restricted cash of $3,802,185 and working capital of $3,845,351 at June 30, 2004, compared to cash of $72,499 and a working capital deficit of $175,877 at December 31, 2003.

Net cash provided by operating activities was $28,307 for the six months ended June 30, 2004, as compared to net cash used in operating activities of $101,225 for the six months ended June 30, 2003. The cash provided was primarily attributable to net income adjusted for a decrease in inventories, net, of $90,177, a decrease of prepaid expenses of $13,907, an increase in other payables of $4,315 and an increase in accrued expenses of $18,026, partially offset by an increase in accounts receivable, net, of $84,879, an increase in other current assets of $415, a decrease in amounts due to/from affiliates, net, of $138,182, an increase in other assets of $1,355, a decrease in accounts payable of $24,970 and a decrease in amounts due to related parties of $22,877.

Net cash used in investing activities was $19,853, representing purchases of property and equipment of $17,103 and an increase in intangible assets of $2,750.

Net cash provided by financing activities was $3,770,423, representing the net change in credit line payable of $50,000, proceeds from the issuance of convertible preferred stock of $3,783,000, proceeds from the issuance of long-term obligations of $10,048, partially offset by payments of long-term obligations of $49,107 and payments of related party notes payable of $23,518. The net proceeds of the convertible preferred sock sale were placed in a restricted account and pledged as collateral for the stated value, dividends and fees related to the Series A that has not been converted or redeemed.

Management believes that cash expected to be generated from operations and current cash reserves will be sufficient to meet its capital expenditures and working capital needs for our operations as presently conducted. Our future liquidity and cash requirements will depend on a wide range of factors, including the level of business in existing operations, expansion of facilities and possible acquisitions. In particular, if cash flows from operations are not sufficient, it will be necessary for us to raise capital or seek additional financing. While there can be no assurance that such raising of capital or seeking of additional financing would be available in amounts and on terms acceptable to us, management believes that such financing would likely be available on acceptable terms.

In May 2004, we issued 3,700 shares of restricted common stock to an unrelated party in payment of an outstanding obligation of $3,793.

On May 27, 2004, we entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd. (“Laurus”), under which we issued and sold to Laurus in a private placement (i) $4,000,000 of Series A Cumulative Convertible Preferred Stock of its wholly-owned subsidiary, Vertical Health Ventures, Inc., that is convertible into shares of common stock of the Company (the “Series A”), and (ii) warrants to purchase 820,000 shares of the Company’s common stock at a price equal to $1.87 per share, exercisable until May 27, 2011 (the “Series A Warrants”). The agreement with Laurus was amended on September 17, 2004.

The stated value of the Series A is $4,000,000. The Series A pays dividends at the rate per annum equal to the “prime rate” published in The Wall Street Journal from time to time, plus two percent (2%). Dividends on the Series A are payable monthly commencing December 1, 2004 (accruing from May 27, 2004), and may be paid, at the investor’s option, in (i) cash at a 2% premium, or (ii) shares of our common stock (but subject to the conversion requirements discussed below). If paid in shares of our common stock the number of shares to be issued shall equal the total amount due, divided by $.65. If the average closing price of our common stock for five consecutive trading days is greater than $1.92, Laurus is required to convert their Series A into an amount equal to the lesser of (i) 20% of the aggregate dollar trading volume of the common stock for such five consecutive trading days, or (ii) all of the Series A then outstanding. We may only make one such conversion demand every month. The holder shall not be entitled to convert any amount which would result in the holder being the beneficial owner of more than 4.99% of our common stock, unless 75 days’ prior notice is given to the us or we are in default of its obligations.

The net proceeds of this offering are placed in a restricted account and pledged as collateral for the stated value, dividends and fees related to the Series A that has not been converted or redeemed.

Year Ended December 31, 2003 Compared To Year Ended December 31, 2002

Revenues. We generated revenues of $2,042,157 for the year ended December 31, 2003, an increase of $657,928 or 47.5%, compared to $1,384,229 for the year ended December 31, 2002. The increase in revenues was primarily attributable to increased marketing efforts, which resulted in increases in our customer base and related volume of recurring and new customer sales.

Gross profit. We achieved a gross profit of $918,084 for the year ended December 31, 2003, an increase of $271,022 or 41.9%, compared to $647,062 for the year ended December 31, 2002. Gross margin, as a percentage of revenues, decreased from 46.7% for the year ended December 31, 2002 to 45% for the year ended December 31, 2003. The decrease in gross margin was primarily due to an increase in sales discounts and allowances, and was partially offset by an increase in volume purchasing discounts.

Operating expenses. We incurred operating expenses of $908,531 for the year ended December 31, 2003, a decrease of $241,076 or 21.0%, compared to $1,149,607 for the year ended December 31, 2002. The decrease was primarily attributable to a decrease in advertising expenses and payroll expenses, resulting from a reduction in our administrative personnel.

Interest expense, net of interest income. Interest expense, net of interest income was $29,227 for the year ended December 31, 2003, compared to $51,555 for the year ended December 31, 2002. The decrease in interest expense, net of interest income was primarily a result of increases in principal payments on outstanding obligations and conversion of certain related party obligations to Company preferred stock.

Income taxes. We had no income tax provision for the year ended December 31, 2003, due to net operating losses during such period. No tax benefit has been provided due to the uncertainty in the utilization of the loss carryforwards. These net operating losses may be carried forward for up to 20 years.

Preferred dividends. Preferred dividends on our Series A Preferred Stock were $72,788 for the year ended December 31, 2003, compared to $58,917 for the year ended December 31, 2002. The increase was due to the conversion of certain related party obligations to Company preferred stock in June 2002 and December 2002.

Net income (loss) per share. Net loss per share was $0.01 for the year ended December 31, 2003, compared to net loss per share of $.08 for the year ended December 31, 2002.

Inflation; Seasonality. Management believes that there was no material effect on operations or the financial condition of our Company as a result of inflation for the years ended December 31, 2003 and 2002. Management also believes that its business is not seasonal; however, significant promotional activities can have a direct impact on sales volume in any given quarter.

Financial Condition, Liquidity and Capital Resources

We had cash of $72,499 and a working capital deficit of $175,877 at December 31, 2003, compared to cash of $128,069 and a working capital deficit of $473,368 at December 31, 2002.

Net cash used in operating activities was $112,785 for the year ended December 31, 2003, as compared to net cash used in operating activities of $78,586 for the year ended December 31, 2002. The usage of cash was primarily attributable to the net loss of $2,641 adjusted for an increase in accounts receivable of $34,558, an increase in inventories of $233,910, an increase in prepaid expenses of $11,465, an increase in other assets of $2,207, a decrease in other payables of $1,994, a decrease in accrued expenses of $34,860 and a decrease in amounts due to related parties of $24,918, and was partially offset by a decrease in other current assets of $9,793, a decrease in amounts due to/from affiliates, net, of $154,979 and an increase in accounts payable of $45,914.

Net cash used in investing activities was $24,786, representing purchases of property and equipment of $34,786, offset by the cash proceeds from the sale of equipment of $10,000.

Net cash provided by financing activities was $82,001, representing proceeds from the issuance of long-term obligations of $36,979, proceeds from the sale of common stock of $204,000 reduced by cash offering costs incurred of $54,150, offset by payments of long-term obligations of $101,000 and payments of related party notes payable of $3,828.

On April 16, 2004, we entered into a line of credit agreement with a maximum borrowing amount of $500,000. The line of credit is collateralized by our inventory, receivables and other equipment. Our Chief Executive Officer and one of our Directors guaranteed the line of credit.

Management believes that cash expected to be generated from operations and current cash reserves will be sufficient for us to meet capital expenditures and working capital needs for operations as presently conducted. Our future liquidity and cash requirements will depend on a wide range of factors, including the level of business in existing operations, expansion of facilities and possible acquisitions. In particular, if cash flows from operations are not sufficient, it will be necessary for us to raise capital or seek additional financing. While there can be no assurance that such raising of capital or seeking of additional financing would be available in amounts and on terms acceptable to us, management believes that such financing would likely be available on acceptable terms.

BUSINESS

General

Vertical Health Solutions, Inc., through its wholly-owned subsidiary, Labelclick, Inc., develops, markets and distributes customized private label supplements and health products to veterinarians in the companion animal sector which consists of canine, feline, equine and numerous other household pets, and to a lesser extent, other veterinary distributors. The Company is also a licensed wholesale distributor of veterinary pharmaceuticals to veterinary clinics.

Vertical Health Solutions, Inc. was incorporated in March 2000, as a Florida corporation under the name LabelClick.com, Inc. In January 2001, we changed our name to Vertical Health Solutions, Inc. and formed a new subsidiary called LabelClick, Inc. through which we operate. Our executive offices are located at 855 Dunbar Ave., Oldsmar, Florida 34677 and our telephone number is (727) 548-8345.

Our Private Label Operations

We provide custom private label supplements and health products to veterinarians in the companion animal sector. Custom private label products are generic products offered by many providers, which are then customized through the application of a product label specific to each client. For instance, the vitamins sold by Dr. Smith may be labeled as Dr. Smith’s Multi-Vitamin. Our product line consists of products that are used in daily veterinary medicine to address animal healthcare problems such as arthritis, allergies, hip dysplasia, immune function, muscle development, skin care and general health and well being. We offer private labeling solutions that allow our customers to customize private label vitamins and animal health nutritional supplements in small quantities tailored to their buying power and storage capacity. This permits the veterinarians to essentially offer uniquely labeled products to their clients that are unavailable from any other source. Customers can use the basic names we supply, modified for their purpose or can direct us to use a name specifically designed for them. Once the name is chosen, our custom supplement labels also typically include the customer’s business name, contact information and logo for efficient marketing to their customers. We currently offer over 50 different products for private labeling, compared to the one to two dozen offered by typical brand name producers.

We do not manufacture any of the products we sell. We subcontract on a purchase order basis with a number of manufacturers (including Innovative Companies, Inc., an affiliate of ours, from which we purchased 69.6% of our goods during 2003) to provide high quality animal health supplements and animal healthcare products for our private label program. We do not enter into contracts with the manufacturers, as is customary in our industry. For quality control purposes, we may source and purchase the raw materials used for the production of our proprietary products and send them directly to the manufacturer. In other cases, the manufacturer provides the raw materials for the products. In each case, prior to manufacturing, each ingredient is analyzed by the manufacturer to ascertain the accuracy of the Certificate of Analysis data provided by the raw materials suppliers prior to the use in our formulations. Each manufacturing facility with which we subcontract is registered with the United States Food and Drug Administration. For larger orders, the subcontractors will apply the private labels we produce. For smaller orders, it is more economical for us to complete this task once the manufactured products are returned to our distribution center in their containers.

At the present time, we do not engage in traditional research and development activities. As our business and product lines continue to expand and the demands of our customers grow, we anticipate that such activities will be undertaken in order to more effectively compete.

Marketing and Sales

In the fiscal year ended December 31, 2003, approximately 59 percent of our total sales were to veterinary clinics and approximately 41 percent were to distributors. Our geographical market is defined as the continental United States; however, initial concentration has been on accounts in the southeast, southwest and northwest region of the United States.

LabelClick, Inc. utilizes a combination of inside sales and marketing and outside sales representatives for its sales and marketing efforts. All of LabelClick’s sales efforts focus on retaining the existing sales base and developing new customers.

Competition

The veterinary distribution industries in which we operate are highly competitive. Numerous companies, many of which have greater size and greater financial, personnel, distribution and other resources than we do, compete with us in our distribution and product development businesses.

Our branded products face substantial competition from broad line manufacturers, major private label manufacturers and, more recently, large pharmaceutical companies. Increased competition from such companies could have a material adverse affect on us because such companies have greater financial and other resources available to them and possess marketing and distribution capabilities far greater than us.

We compete on the basis of product quality, competitive pricing, our ability to develop new product lines and customer service. Our ability to compete favorably with our competitors with respect to our branded products will depend primarily upon our development of brand recognition in the veterinary industry, our ability to quickly develop new products with market potential, to successfully advertise, market and promote our products, as well as our product quality and the development of a strong and effective distribution network.

Backlog

Our revenues are processed through our system from sales orders generated and issued by our customers. We fulfill the sales orders on a turn-around time of between one to two days. Accordingly, at any given point in time, we do not experience a backlog of unfilled sales orders. At December 31, 2003, we had no backlog sales orders.

Trademarks

We believe that protecting some of our trademarks is crucial to our business strategy of building strong brand name recognition and that such trademarks have significant value in the marketing of our products.

Our policy is to pursue registrations of all the trademarks associated with our key products, and we are currently reviewing matters related to such filings. We rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. Furthermore, the protection available, if any, in foreign jurisdictions may not be as extensive as the protection available to us in the United States.

Although we seek to ensure that we do not infringe on the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us. Any infringement claims by third parties against us may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Principal Suppliers and Sources of Supply

We obtain all of our raw materials and products from third party suppliers. Many of the raw materials used in our products are harvested internationally. We do not have contracts with any suppliers committing such suppliers to provide materials required for the production of our products. There can be no assurance that suppliers will provide products needed by us in the quantities requested or at a price we are willing to pay. Because we do not control the actual production of these products, we are also subject to delays caused by interruption in production of materials based on conditions not within our control. Such conditions include job actions or strikes by employees of suppliers, weather, crop conditions, transportation interruptions and natural disasters or other catastrophic events. Our inability to obtain adequate supplies of our products at favorable prices, or at all, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Quality Control

Our products are manufactured in accordance with the Good Manufacturing Practices prescribed by the Food and Drug Administration, all other applicable regulatory standards, and rigorous quality control procedures used by the manufacturers of the products which we purchase. We place special emphasis on quality control.

Government Regulation

State and federal government agencies regulate the distribution of many of our animal health products. Specifically, the U.S. Department of Agriculture, the Food and Drug Administration and the Drug Enforcement Administration are charged with regulating our industry and the distribution of certain of our products. In particular, they regulate the formulation and purity of our products, which are subject to review during the manufacturing process. In addition, several State Boards of Pharmacy require us to obtain appropriate licensing for the sale of animal health products in their jurisdiction, as well as requiring us to collect sales and use taxes on our product sales therein. However, since we do not manufacture the products we sell, we are not subject to the stringent federal and state laws, which regulate the manufacturing process, nor are we required to undergo regular inspections or certifications of our facilities or our activities. Finally, we are subject to federal and state labor regulations governing our relationship with employees, including minimum wage requirements, overtime, working conditions and citizenship requirements.

We may be subject to additional laws or regulations by the Food and Drug Administration or other federal, state or foreign regulatory authorities. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling, and/or scientific substantiation. Any or all of such requirements could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Advertising, labeling, sales and manufacturing of dietary supplements and conventional foods are also regulated by state and local authorities. There can be no assurance that state and local authorities will not commence regulatory action, which could restrict the permissible scope of our product lines or our ability to sell in that state.

Governmental regulations in foreign countries where we may commence or expand sales may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of certain of our products. Compliance with such foreign governmental regulations is generally the responsibility of our distributors for those countries. These distributors are independent contractors over whom we have limited control.

In house training is provided to all applicable employees to ensure compliance with regulations. Thus far, we have not incurred additional expenses in order to comply with Food and Drug Administration requirements. We believe that we are substantially in compliance with all Food and Drug Administration record keeping and reporting requirements and all environmental regulations affecting us.

Employees

As of June 30, 2004, we had 11 full-time employees. Of such employees, five were engaged in marketing and sales, two were devoted to warehousing and distribution, one was devoted to graphics and database administration, and three were responsible for management and administration. None of our employees are covered by a collective bargaining agreement. We consider our relations with our employees to be good.

In each case, our employees are permitted to participate in employee benefit plans that may be in effect from time to time, to the extent eligible, and each employee may be entitled to receive an annual bonus as determined at the sole discretion of our Board of Directors based on the Board’s evaluation of the employee’s performance and our financial performance. Each of our employees is eligible for grant of stock options in accordance with the provisions of our 1999 Stock Option Plan, as determined by the Administrator of the Plan.

In March 1999, our Board of Directors adopted our 1999 Stock Option Plan, which has been approved by our stockholders. The purpose of the 1999 Stock Option Plan is to enable us to attract and retain top-quality executive employees, officers, directors and consultants and to provide such executive employees, officers, directors and consultants with an incentive to enhance stockholder return. The 1999 Stock Option Plan provides for the grant to officers, directors, or other key employees and consultants of options to purchase up to an aggregate of 571,425 shares of common stock.

DESCRIPTION OF PROPERTY

Our principal facilities are located in Oldsmar, Florida. We have operating leases for facilities and certain equipment that expire at various dates through 2006. Certain leases provide an option to extend the lease term. Certain leases also require the payment of any increases in property taxes, insurance, and common area maintenance and utilities over a base amount, and others require the payment of all property taxes and insurance. Our total rent expense for the years ended December 31, 2003 and 2002 was approximately $39,014 and $35,263. As of December 31, 2003, future minimum lease payments, by year and in aggregate under non-cancelable operating leases were:

Year ending December 31,	Amount
2004	$47,474
2005	$47,474
2006	$12,707

TOTAL	$107,655

LEGAL PROCEEDINGS

From time to time, we are involved in litigation relating to claims arising out of our operations in the ordinary course of business. We believe that none of the claims that were outstanding as of June 14, 2004 should have a material adverse impact on its financial condition or results of operations.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for “forward-looking statements” to encourage companies to provide prospective information, so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the forward-looking statement(s). We desire to take advantage of the safe harbor provisions of the Act.

Except for historical information, this registration statement on Form SB-2, our Annual Report on Form 10-KSB for the year ended December 31, 2003, our quarterly reports on Form 10-QSB, our current reports on Form 8-K, periodic press releases, as well as other public documents and statements, may contain forward-looking statements within the meaning of the Act.

In addition, representatives of our Company may, from time to time, participate in speeches and calls with market analysts, conferences with investors and potential investors in our securities, and other meetings and conferences. Some of the information presented in such speeches, calls, meetings and conferences may be forward-looking within the meaning of the Act.

It is not reasonably possible to itemize all of the many factors and specific events that could affect us and/or our industry as a whole. In some cases, information regarding certain important factors that could cause actual results to differ materially from those projected, forecasted, estimated, budgeted or otherwise expressed in forward-looking statements made by or on behalf of the Company may appear or be otherwise conveyed together with such statements.

MANAGEMENT

Executive Officers, Directors, Director Nominees and Key Employees

The following are the names and certain information regarding or current Directors and Executive Officers:

Name	Age	Position	Director Since
Stephen M. Watters	37	Chief Executive Officer, Chief Financial Officer and Director	2000
Brian T. Nugent	29	Chief Operating Officer, President and Director	2001
Jugal K. Taneja	60	Consultant and Director	2000
Alfred Lehmkuhl	72	Director	2002
Patrick Sheppard	56	Director	2002

Pursuant to our bylaws, each director serves for a term of one year and until his successor is duly qualified. Officers are elected annually by the Board of Directors (subject to the terms of any employment agreement), at our annual meeting, to hold such office until an officer’s successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board. Some of our directors and executive officers also serve in various capacities with our subsidiaries. There are no family relationships among any of our directors and executive officers.

Background of Executive Officers and Directors

Stephen M. Watters has served as a director and as our Chief Executive Officer since our inception, and our Chief Financial Officer since August 2002. Mr. Watters has also served as Chief Executive Officer and Secretary of Labelclick, Inc. since its inception. Prior to working with us, Mr. Watters was the Co-founder, Chief Executive Officer and President of Drugmax, Inc., from September 1998 until August 2000. DrugMax is a publicly held company operating as a wholesaler and retailer of pharmaceuticals, over-the-counter drugs, health and beauty care products and private label dietary supplements. From September through November 1998, Mr. Watters served as Vice President of Finance of Dynamic Health Products, Inc., a publicly held nutraceutical products company. Prior to that, he worked in the investment banking and brokerage businesses from April 1992 to September 1998. He received his Executive Masters of Business Administration degree from Case Western Reserve University in 1997.

Brian T. Nugent has served as a director and as our President and Chief Operating Officer since April 2001. He has also served as President and Treasurer of Labelclick, Inc. since its inception. Prior to joining us, Mr. Nugent spent three years working in management for the Tampa Bay Buccaneers of the National Football League where he was responsible for establishing business relationships and managing daily operations. He received his Bachelors of Science in Multi-National Business from the Florida State University in 1997.

Jugal K. Taneja has served as a director since our inception and as a consultant since March 2000. In addition to his service to our Company, Mr. Taneja operates several other companies. He serves as Chairman of the Board of DrugMax, Inc., and since October 2000 has served as DrugMax’s Chief Executive Officer. He previously served as DrugMax’s Chief Executive Officer from its inception in October 1993 through April 1995, and again from January 1996 until August 1999. Further, he served at various times over the years as DrugMax’s President and Secretary. DrugMax is a publicly held company operating as a wholesaler and retailer of pharmaceuticals, over-the-counter drugs, health and beauty care products and private label dietary supplements. Mr. Taneja also serves as Chairman and a director of Innovative Companies, Inc., a publicly held nutraceutical products company. He has also served as Dynamic Health Product’s Chairman of the Board since 1992. Until June 1998 and from November 1999 until February 2002, he also served as the company’s Chief Executive Officer. Dynamic Health is a publicly held company that markets and distributes health and beauty products. Mr. Taneja holds degrees in Petroleum Engineering, Mechanical Engineering, and a Masters in Business Administration from Rutgers University.

Alfred F. Lehmkukl has been a Director since May 2002. Since June 1988, he has been Chief Executive Officer of Seven Limers, Inc., an agricultural equipment and supply company, and KAS Trucking, Inc., a regulated common carrier trucking company. He served as President and Chief Executive Officer of Horn’s Crop Service, Inc., an agricultural supply company from September 1984 to December 1993. Mr. Lehmkuhl holds a Bachelor of Science degree in Animal Nutrition from The Ohio State University.

Patrick J. Sheppard has been a Director since August 2002. Mr. Sheppard has been the President of S & H Associates, a construction company specializing in the commercial development of healthcare and retail facilities, since June 1996. Since June 1996, he has served as President of Purtec Systems, Inc., a Florida corporation that provides consulting services to the water purification industry. Mr. Sheppard serves as a Director to Medcom Facilities, a real estate holding company, ICOT Center, Inc., a large commercial flex space park in Clearwater, Florida, and for the Montessori Schools, a private elementary and middle school in Pinellas County, Florida. He has been a licensed Florida Real Estate Broker since July 1979 and owner of Terra Realty Management, Inc., a Real Estate management and consulting company since October 2001.

Employment Agreements

Effective November 1, 2003 we entered into an Employment Agreement with Stephen M. Watters, our Chief Executive Officer, for a term of three years. The annual base salary payable under the agreement is $165,000, payable in bi-weekly payments of approximately $6,346, plus a monthly auto allowance of $600. The amount of base salary payable is subject to periodic review and adjustment. Under the terms of the agreement, Mr. Watters is eligible for certain fringe benefits and participation in any executive bonus plan created at the discretion of the Compensation Committee of the Board of Directors of the Company.

Effective November 1, 2003, based on mutual agreement between the parties, we entered into a new Employment Agreement with Brian T. Nugent, our President and Chief Operating Officer, for a term of three years, and the previous Employment Agreement between us was cancelled. The annual base salary payable under the new agreement is $140,000, payable in bi-weekly payments of approximately $5,385, plus a monthly auto allowance of $600. The amount of base salary payable is subject to periodic review and adjustment. Under the terms of the agreement, Mr. Nugent is also eligible for certain fringe benefits and participation in any executive bonus plan created at the discretion of the Compensation Committee of the Board of Directors of the Company.

Consulting Agreement

Effective November 1, 2003, we entered into a Consulting Agreement with Jugal K. Taneja, for a term of three years. Mr. Taneja has served as a Director of the Company since its inception. Annual base compensation payable under the agreement is $110,000, payable in monthly payments of approximately $9,167. The agreement contains termination for disability, for cause, and for good reason, and it also contains confidentiality and non-competition provisions that prohibit Mr. Taneja from competing with us under certain circumstances. The period covered by the non-competition provisions will end three years after the termination of the Consulting Agreement.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our chief executive officer and other executive officers with annual compensation exceeding $100,000 during the fiscal years ending December 31, 2003, 2002 and 2001.

SUMMARY COMPENSATION TABLE (1)

Long-Term Compensation
		Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Stephen M. Watters, Chief Executive Officer, And Chief Financial Officer (2)	2003 2002 2001	$ $ $	152,500 150,000 150,000	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-
Brian T. Nugent, President and Chief Operating Officer (3)	2003		$106,666	-0-	-0-	-0-	-0-	-0-	-0-
Jugal K. Taneja, Consultant	2003 2002	$ $	103,666 100,000	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

(1)	The compensation described in this table does not include medical and dental insurance benefits received by the named executive officers, if applicable, which are available generally to all employees of the Company and certain perquisites and other personal benefits received by the named executive officers, the value of which does not exceed the lesser of $50,000 or 10% of any such officer’s total salary and bonus disclosed in the table.

(2)	Mr. Stephen M. Watters served as the Company’s Chief Executive Officer since its inception.

(3)	Mr. Brian Nugent has served as the Company’s President since April 2001.

(4)	Mr. Jugal K. Taneja has served as a Consultant since March 2000.

During the year ended December 31, 2003, the Company paid each director a fee of $500 for each meeting attended by such director. Outside directors who serve on board committees will be paid a fee of $100 for each committee meeting attended by such director. In addition, directors receive reimbursement for reasonable expenses incurred in attending meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of December 31, 2003, we had an outstanding promissory note payable to Stephen M. Watters, a principal stockholder, Director and Chief Executive Officer, in the amount of approximately $48,086, with interest at the rate of 9% per annum. In addition, as of December 31, 2003, we had an outstanding obligation to Mr. Watters in the amount of approximately $21,053, for working capital advances made to us. This obligation is included in amounts due to related parties.

Amounts due from and to affiliates represent balances owed to or from our Company for sales or purchases occurring in the normal course of business. Amounts due from and to these affiliates are in the nature of trade payables or receivables and fluctuate based on sales and purchasing volume and payments received. We believe that material affiliated transactions and loans, and business relationships entered into by us or our subsidiaries with certain of our officers, directors and principal stockholders or their affiliates were on terms no less favorable than the we could have obtained from independent third parties. Any future transactions between us and our officers, directors or affiliates will be subject to approval by a majority of disinterested directors or stockholders in accordance with Florida law.

GeoPharma, Inc. (f/k/a Innovative Companies, Inc.), a publicly traded company, is a supplier of manufactured dietary supplements and health and beauty care products. Jugal K. Taneja, a principal stockholder and Director of the Company, is also a Director, Chairman of the Board, and principal stockholder of GeoPharma. For the quarter ended March 31, 2004, there were no sales of products to GeoPharma or its subsidiaries, and purchases of products from subsidiaries of GeoPharma were approximately $139,910. For the year ended December 31, 2003, there were no sales of products to GeoPharma or its subsidiaries, and purchases of products from subsidiaries of Innovative were approximately $782,484. As of March 31, 2004 and December 31, 2003, approximately $214,428 and $247,671 were due to subsidiaries of GeoPharma and is included in obligations to affiliates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 30, 2004 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned (2)	Percentage of Common Stock Before Offering (3)	Percentage of Common Stock After Offering (4)
Stephen M. Watters (5)	5,649,444	38.1%	25.9%
Brian T. Nugent (6)	1,069,075	7.7%	5.3%
Jugal K. Taneja (7)	4,115,787	27.7%	18.8%
Patrick Sheppard (8)	326,675	2.4%	1.6%
Alfred Lehmkuhl (9)	1,562,395	11.2%	7.5%

All officers and directors as a group (5 persons)	12,723,376	92.3%	54.1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Vertical Health Solutions, Inc. at 855 Dunbar, Ave., Oldsmar, FL 34677.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them.

(3)	Based on 13,709,385 shares outstanding.

(4)	Based on 18,122,190 shares outstanding

(5)	Of the shares beneficially owned by Mr. Watters, 1,913,868 shares are owned by SMW Capital Group Limited Partnership, a company owned and controlled by Mr. Watters. Mr. Watters’ beneficial ownership also includes 228,575 shares owned by Kristen Watters, Mr. Watters’ wife. Mr. Watters disclaims beneficial ownership of the shares registered in the name of his wife. In addition, Mr. Watters’ ownership includes 428,570 shares issuable upon exercise of presently exercisable warrants to purchase common stock at $.65 per share and 710,000 shares issuable upon exercise of options to purchase common stock and warrants convertible into common stock.

(6)	Of the shares beneficially owned by Mr. Nugent, 95,240 shares are owned by Julie Nugent, Mr. Nugent’s wife. Mr. Nugent disclaims beneficial ownership of the shares registered in the name of his wife. Mr. Nugent’s beneficial ownership also includes 210,000 shares issuable upon exercise of options to purchase common stock and warrants convertible into common stock.

(7)	Of the shares beneficially owned by Mr. Taneja, 450,994 shares are owned by Manju Taneja, Mr. Taneja’s wife. 285,720 shares are owned by Carnegie Capital LLC, a company owned and controlled by Mr. Taneja, 553,750 shares are owned by 21st Century Healthcare Fund L.P., a company controlled by Mr. Taneja, and 322,232 shares are owned by Bryan Capital Limited Partnership, a company wholly-owned by Dynamic Health Products, Inc., a public company which is controlled by Mr. Taneja. Mr. Taneja disclaims beneficial ownership of the shares registered in the name of his wife. Mr. Taneja’s beneficial ownership also includes 428,570 shares issuable upon exercise of presently exercisable warrants to purchase common stock at $.65 per share and 710,000 shares issuable upon exercise of options to purchase common stock and warrants convertible into common stock.

(8)	Of the shares beneficially owned by Mr. Sheppard, 50,000 shares are issuable upon exercise of options at $1.02 per share. Mr. Sheppard’s beneficial ownership also includes 110,000 shares issuable upon exercise of options to purchase common stock and warrants convertible into common stock.

(9)	Of the shares beneficially owned by Mr. Lehmkuhl, 38,100 shares are held by Mr. Lehmkuhl as custodian for each of Joseph J. Zam, Jr. and Katelyn C. Zam, Mr. Lehmkuhl’s grandchildren. Mr. Lehmkuhl’s beneficial ownership also includes 50,000 shares issuable upon exercise of 50,000 options at $1.02 per share and 110,000 shares issuable upon exercise of options to purchase common stock and warrants convertible into common stock.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 53,000,000 shares of capital stock, par value $.001, of which 48,000,000 shares are common stock and 5,000,000 shares are preferred stock that may be issued in one or more series at the discretion of the Board of Directors. 1,000,000 shares of our preferred stock have been designated as Series A 10% Cumulative Convertible Preferred Stock, and the remaining 4,000,000 shares of preferred stock have not been designated. As of the date hereof 13,723,075 shares of common stock and 0 shares of Series A 10% Cumulative Convertible Preferred Stock were issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of Vertical Health Solutions, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are, and the shares of common stock offered by Vertical Health Solutions hereby, when issued against the consideration set forth in this prospectus, will be, validly issued, fully paid and non-assessable.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series as may from time to time be determined by our Board of Directors. Our Board of Directors has authority, without action by the stockholders, to determine the voting rights, preferences as to dividends and liquidation, conversion rights and any other rights of such series. Any preferred shares, if and when issued in the discretion of the Board of Directors, may carry voting, conversion or other rights superior to those of the shares of common stock and may adversely affect the voting power and rights of the common stockholders. There are no shares of preferred stock currently outstanding, except as set forth below.

Series A 10% Cumulative Convertible Preferred Stock. We have designated and are authorized to issue 1,000,000 shares of series A preferred stock, par value $.001 per share, of which 0 shares are issued and outstanding as of the date of this prospectus. Holders of the series A preferred stock are entitled to a 10% cumulative annual dividend, payable when declared by the board of directors. Holders of the series A preferred stock will vote together with the holders of common stock with respect to all matters as to which such stockholders vote, with each share of series A preferred stock entitled to one vote. Upon liquidation, dissolution or winding-up of Vertical Health Solutions, holders of series A preferred stock will be paid an amount equal to the price they paid for their series A preferred stock, together with declared but unpaid dividends, before any payment its made with respect to our common stock. We may redeem the shares of our series A preferred stock in whole or in part, at a price equal to 120% of the original purchase price of the shares. Shares of series A preferred stock are convertible at the sole option of the holder into shares of our common stock. The conversion rate equals the purchase price of the series A preferred stock, divided by 80% of the prior 5 day average market price of the common stock. In no event can the conversion rate be below $1.00 per share.

Outstanding Warrants and Options

As of the date of this prospectus, there were no outstanding warrants or options to purchase our common stock, except warrants to purchase 820,000 shares of common stock exercisable at $1.87 per share.

On February 11, 2004, we granted qualified options to purchase 20,425 shares of our common stock and non-qualified options to purchase 79,575 shares of our common stock to employees. Half of the options vest on February 11, 2005 and half vest on February 11, 2006. The options are exercisable at a price of $1.20 per share.

On April 1, 2004, we granted non-qualified options to purchase 150,000 shares of our common stock in connection with financial public relations services provided to our Company. These options are exercisable at $1.10 per share and expire on March 31, 2008.

On May 6, 2004, we granted non-qualified options to purchase 200,000 shares of our common stock in connection with investor relations services provided to our Company. 100,000 of these options are exercisable at $1.50 per share and expire on May 6, 2007, and 100,000 of these options are exercisable at $1.25 per share and expire on May 6, 2007.

On May 10, 2004, we granted the following options to our officers and directors. The options vested upon grant and are exercisable at a price of $1.01 per share.

Name	Title	Number of Shares Underlying Options
Stephen M. Watters	Chief Executive Officer, Chief Financial Officer and Director	210,000
Brian T. Nugent	Chief Operating Officer, President and Director	110,000
Jugal K. Taneja	Consultant and Director	210,000
Alfred Lehmkuhl	Director	10,000
Patrick Sheppard	Director	10,000

The Laurus Master Fund, Ltd. Financing

On May 27, 2004, we entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd. (“Laurus”), under which we issued and sold to Laurus in a private placement (i) $4,000,000 of Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”) of our wholly-owned subsidiary, Vertical Health Ventures, Inc., that is convertible into shares of our common stock, and (ii) a warrant to purchase 820,000 shares of our common stock. This agreement was amended on September 17, 2004.

The Series A Preferred Stock

The stated value of the Series A Preferred Stock is $4,000,000. Each share of Series A Preferred Stock has a stated value equal to $1 (as adjusted for any stock dividends, combinations or splits with respect to such shares), and $.01 par value per share. The Series A Preferred Stock has no voting rights and ranks prior to our common stock and any other class or series of capital stock created by us (unless such class or series of capital stock specifically, by its terms, ranks senior or equal to the Series A Preferred Stock). The holder cannot convert any amount which would result in the holder being the beneficial owner of more than 4.99% of our common stock, unless 75 days’ prior notice is given to us or Vertical Health Ventures, Inc., or there is an event of a default.

Dividends . Dividends on the Series A Preferred Stock are payable at a rate per annum equal to the “prime rate,” plus 2%. However, the dividend rate cannot be less than 6% or greater than 10%. Dividends began accruing on May 27, 2004 and are payable monthly commencing December 1, 2004. The dividends may be paid, at the option of the holder, in (i) cash at a 2% premium, (ii) shares of our common stock, or (iii) a combination of both. Five business days before the first business day of each month, the holder is required to give written notice to us of its election to convert the monthly dividend into common stock. If the holder does not give the written notice to us by the prescribed date, then we will pay the monthly dividend in cash. If paid in shares of common stock the number of shares to be issued will equal the total amount due, divided by the conversion price of $.65 (such conversion price being subject to adjustment for, among other things, stock dividends, combinations or splits). If we fail to pay any monthly dividend amount on the required payment date, then the holder may convert the monthly dividend amount into shares of our common stock at a conversion price equal to 80% of the ten lowest closing prices of our common stock occurring within the previous 30 trading days.

Optional Redemption . We may redeem at any time the Series A Preferred Stock in cash by paying the holder 110% of the stated value, plus accrued and unpaid dividends.

Optional Conversion . The holder may convert at any time the Series A Preferred Stock into fully paid and non-assessable shares of our common stock at the conversion price of $.65 per share.

Mandatory Conversion . If the average closing price of the common stock for five consecutive trading days is greater than $1.92, the holder must provide us written notice requiring the conversion (at the then applicable conversion price) of the lesser of (i) all of the Series A Preferred Stock, or (ii) 20% of the aggregate dollar trading volume of our common stock during the five consecutive trading days during which the average closing price of our common stock is greater than $1.92. The holder is not required to give us notice with respect to any such conversion more than once each month.

The net proceeds of this offering are placed in a restricted account and pledged as collateral to Laurus as security for any portion of Series A Preferred Stock, including dividends, fees and other obligations with respect thereto, that has not been converted or redeemed.

In the event any of the following conditions occur, Vertical Health Ventures, Inc. will cease doing business and dissolve, distributing all of its assets:

i) Vertical Health Solutions shall no longer be listed on the OTC Bulletin Board; (ii) Vertical Health Solutions shall fail to pay any dividend on the capital stock of Vertical Health Ventures, and such failure to pay dividends shall occur twice within any six month period; (iii) Vertical Health Solutions shall not comply with a request from a holder of the preferred stock of Vertical Health Ventures to convert such preferred stock into common stock of Vertical Health Solutions and such failure to convert such shares shall continue for 20 days; and (iv) if, on any date occurring on or after May 27, 2007, Vertical Health Solution’s common stock shall fail to be listed on the OTC Bulletin Board, the Nasdaq SmallCap Market, Nasdaq National Market System, the American Stock Exchange or the New York Stock Exchange, and the closing price of such common stock shall fail to be at least $.79 for five of the trailing 20 trading days prior to such date.

The Warrant

We issued Laurus a warrant to purchase up to 820,000 shares of our common stock in connection with the issuance and sale of the Series A Preferred Stock. The warrant expires on May 27, 2011. The warrant is exercisable at $1.87 per share, subject to adjustment for, among other things, reorganizations, consolidations and mergers. In the event of a default, the warrant allows for a cashless exercise, which permits the holder to pay the exercise price either (i) in cash, (ii) by delivery of the warrant, or shares of common stock and/or common stock receivable upon exercise of the warrant, or (iii) by a combination of any of these methods.

Certain Provisions of Florida Law

We are subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law, unless the corporation has elected to opt out of those provisions in its articles of incorporation or bylaws. We have not elected to opt out of those provisions. The Florida Business Corporation Act prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a “control share acquisition” unless the holders of a majority of the corporation’s voting shares (exclusive of shares held by officers of the corporation, inside directors, or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A “control share acquisition” is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power; (ii) one-third or more but less than a majority of such voting power; and (iii) more than a majority of such voting power.

The Florida Business Corporation Act also contains an “affiliated transaction” provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an “interested stockholder” unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested stockholder; (ii) the interested stockholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years; or (iii) the transaction is approved by the holders of two-thirds of the corporation’s voting shares other than those owned by the interested stockholder. An interested stockholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation’s outstanding voting shares.

Transfer Agent and Registrar

Registrar and Transfer Company, in Cranford, New Jersey, serves as transfer agent and registrar for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Shares Outstanding and Freely Tradable After Offering

Upon completion of this offering, we will have up to 23,773,844 shares of common stock outstanding. The shares to be sold in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares held by “affiliates” of Vertical Health Solutions, as such term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations under Rule 144. All of the remaining outstanding shares are “restricted securities” within the meaning of Rule 144 and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. All of these restricted shares of common stock will become eligible for resale under Rule 144 within one year from the date that the securities offered herein are declared “effective” by the Securities and Exchange Commission.

Rule 144

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including an affiliate of the Company, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock and the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about the Company are satisfied. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock. As defined in Rule 144, an “affiliate” of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of “restricted securities” who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

Effect of Substantial Sales on Market Price of Common Stock

We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that such sales will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the prospect of such sales, could adversely affect the market price of the common stock.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that we will indemnify our officers, directors and other eligible persons to the fullest extent permitted under the laws of the state of Florida. We have also entered into indemnification agreements with each of our current directors and executive officers which will provide for indemnification of, and advancement of expenses to, such persons for expenses and liability incurred by them by reason of the fact that they are or were a director, officer, or stockholder of Vertical Health Solutions, Inc., including indemnification under circumstances in which indemnification and advancement of expenses are discretionary under Florida law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Vertical Health Solutions by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Vertical Health Solutions’ financial statements as of and for the year ended December 31, 2003, included in this prospectus, have been audited by Brimmer, Burek & Keelan LLP, independent public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Vertical Health Solutions’ financial statements as of and for the year ended December 31, 2002, included in this prospectus, have been audited by Stark Winter Schenkein & Co., LLP, independent public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

On January 7, 2004, we dismissed our independent public accountants, Stark Winter Schenkein & Co., LLP. Our Board of Directors approved such decision.

Stark Winter’s report for the years ended December 31, 2001 and December 31, 2002, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, however it was prepared assuming that the Company would continue as a going concern. Furthermore, during such two year period through December 31, 2002, and the subsequent period preceding January 7, 2004, there were no disagreements with Stark Winter within the meaning of Instruction 4 to Item 304 of Regulation S-B under the Securities Exchange Act of 1934 on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Stark Winter, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement in connection with any report they might have issued.

On January 7, 2004, we engaged Brimmer, Burek & Keelan LLP as our independent public accountants. We did not previously consult with Brimmer, Burek & Keelan LLP regarding any matter, including but not limited to:

•	the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or

•	any matter that was either the subject matter of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-B and the related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-B).

ADDITIONAL INFORMATION

Vertical Health Solutions is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s web site is http://www.sec.gov.

Vertical Health Solutions has filed with the Commission, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Vertical Health Solutions, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Vertical Health Solutions, Inc. and subsidiaries as of December 31, 2003 and the related statement of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

The consolidated financial statements of Vertical Health Solutions, Inc. as of December 31, 2002 were audited by other auditors whose report dated February 28, 2003, on those statements included an explanatory paragraph describing conditions that raised substantial doubt about the Company’s ability to continue as a going concern. As discussed in Note 11 to the financial statements, the Company has restated its 2002 financial statements during the current year to reflect a stock split, in conformity with accounting principles generally accepted in the United States of America. The other auditors reported on the 2002 financial statements before the restatement.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vertical Health Solutions, Inc. as of December 31, 2003 and the results of operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

BRIMMER, BUREK & KEELAN LLP

/s/ Brimmer, Burek & Keelan LLP

Tampa, Florida

March 4, 2004

REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors

Vertical Health Solutions, Inc.

We have audited the accompanying consolidated balance sheet of Vertical Health Solutions, Inc. as of December 31, 2002, and the related consolidated statements of operations, stockholders’ (deficit) and cash flows for the year ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vertical Health Solutions, Inc. as of December 31, 2002, and the results of its operations, and its cash flows for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the consolidated financial statements, the Company has suffered significant losses from operations and has working capital and stockholders’ deficits. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in the notes. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stark Winter Schenkein & Co., LLP

Denver, Colorado

February 28, 2003

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002
ASSETS
Current assets:
Cash	$72,499	$128,069
Accounts receivable, net	134,762	100,204
Inventories, net	377,925	144,015
Prepaid expenses	26,535	15,070
Other current assets	275	10,068
Due from affiliates	2,024	12,582

Total current assets	614,020	410,008
Property and equipment, net	45,847	44,143
Other assets	5,758	92,824

Total assets	$665,625	$546,975

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$247,738	$201,824
Other payables	5,435	7,429
Line of credit	—	245,000
Current portion of obligations under capital leases	23,482	5,342
Current portion of long-term obligations	81,577	14,015
Accrued expenses	41,207	76,067
Obligations to affiliates	270,791	126,370
Notes payable to related parties	96,172	100,000
Due to related parties	23,495	107,329

Total current liabilities	789,897	883,376
Obligations under capital leases	2,978	22,311
Long-term obligations, less current portion	118,181	3,571

Total liabilities	911,056	909,258

Commitments and contingencies	—	—
Stockholders’ deficit:
Preferred stock, $.001 par value, 5,000,000 shares authorized:
Series A 10% cumulative convertible, 1,000,000 shares authorized, no shares in 2003 and 973,179 in 2002 issued and outstanding	—	973,179
Undesignated, 4,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 48,000,000 shares authorized; 13,709,375 in 2003 and 7,984,960 in 2002 shares issued and outstanding	13,709	7,985
Additional paid in capital	1,168,731	8,995
Accumulated deficit	(1,427,871)	(1,352,442)

Total stockholders’ deficit	(245,431)	(362,283)

Total liabilities and stockholders’ deficit	$665,625	$546,975

See accompanying notes to consolidated financial statements.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31, 2003 and 2002

	2003	2002
Sales	$2,042,157	$1,384,229

Cost of goods sold	1,124,073	737,167

Gross profit	918,084	647,062

Operating expenses:
Selling, general and administrative expenses	908,531	1,149,607

Total operating expenses	908,531	1,149,607

Operating income before other income and expense	9,553	(502,545)

Other income (expense):
Interest income	80	2,026
Other income and expenses, net	30,430	1,471
Loss on disposition of equipment	(13,397)	—
Interest expense	(29,307)	(53,581)

Total other income (expense)	(12,194)	(50,084)

Loss before income taxes	(2,641)	(552,629)

Income taxes	—	—

Net loss	(2,641)	(552,629)

Preferred stock dividends	72,788	58,917

Net loss available to common stockholders	$(75,429)	$(611,546)

Basic and diluted loss per share	$(0.01)	$(0.08)

Basic and diluted weighted average number of common shares outstanding	9,493,991	7,984,960

See accompanying notes to consolidated financial statements.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

Year Ended December 31, 2003 and 2002

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Dollars	Shares	Dollars
Balance at December 31, 2001 (Restated)	370,833	$370,833	7,984,960	$7,985	$8,995	$(740,896)	$(353,083)
Payment of amounts due to related parties in preferred stock	602,346	602,346	—	—	—	—	602,346
Net loss	—	—	—	—	—	(552,629)	(552,629)
Dividends on preferred stock	—	—	—	—	—	(58,917)	(58,917)

Balances at December 31, 2002 (Restated)	973,179	$973,179	7,984,960	$7,985	$8,995	$(1,352,442)	$(362,283)
Issuance of 200,000 shares of common stock at $1.02 per share for cash, net of offering costs	—	—	200,000	200	60,377	—	60,577
Conversion of 973,179 shares of preferred stock into 4,865,895 shares of common stock	(973,179)	(973,179)	4,865,895	4,866	968,313	—	—
Issuance of 658,520 shares of common stock in payment of $131,704 of accrued preferred stock dividends	—	—	658,520	658	131,046	—	131,704
Net loss	—	—	—	—	—	(2,641)	(2,641)
Dividends on preferred stock	—	—	—	—	—	(72,788)	(72,788)

Balances at December 31, 2003	—	$—	13,709,375	$13,709	$1,168,731	$(1,427,871)	$(245,431)

See accompanying notes to consolidated financial statements.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31, 2003 and 2002

	2003	2002
Cash flows from operating activities:
Net loss	$(2,641)	$(552,629)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,685	31,882
Loss on disposition and sale of equipment	13,397	10,167
Write off of deferred offering costs	—	153,603
Interest income added to certificate of deposit	—	(1,980)
Interest added to note payable—related party	—	10,599
Interest added to note payable	—	11,235
Allowance for doubtful accounts	—	1,750
Payment of salaries and consulting fees with preferred stock	—	172,500
Changes in operating assets and liabilities:
Accounts receivable	(34,558)	(58,932)
Inventories	(233,910)	(93,152)
Prepaid expenses	(11,465)	(9,104)
Other current assets	9,793	—
Due to/from affiliates, net	154,979	(12,582)
Other assets	(2,207)	(5,089)
Accounts payable	45,914	82,540
Other payables	(1,994)	—
Accrued expenses	(34,860)	95,770
Due to related parties	(24,918)	84,836

Net cash used in operating activities	(112,785)	(78,586)

Cash flows from investing activities:
Proceeds from the sales of equipment	10,000	—
Decrease in certificates of deposit	—	4,328
Purchases of property and equipment	(34,786)	(8,665)

Net cash used in investing activities	(24,786)	(4,337)

Cash flows from financing activities:
Proceeds from issuance of long-term obligations	36,979	250,000
Proceeds from related party notes	—	35,000
Payments of long-term obligations	(101,000)	(25,396)
Payment of related party notes payable	(3,828)	(35,000)
Proceeds from issuance of common stock	204,000	—
Payments of offering costs	(54,150)	(67,599)

Net cash provided by financing activities	82,001	157,005

Net (increase) decrease in cash	(55,570)	74,082
Cash at beginning of period	128,069	53,987

Cash at end of period	$72,499	$128,069

See accompanying notes to consolidated financial statements.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—Continued

Year Ended December 31, 2003 and 2002

	2003	2002
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$40,239	$20,717

Cash paid during the period for income taxes	$—	$—

Supplemental schedule of non-cash financing activities:
Conversion of Series A Preferred stock into common stock	$973,179	$—

Accrual of preferred stock dividends	$72,788	$58,917

Issuance of common stock in payment of accrued preferred
stock dividends	$131,704	$—

Conversion of credit line payable to note payable	$175,000	$—

Prepaid expenses financed with a note	$—	$5,966

Repayment of note by surrender of certificate of deposit	$—	$160,067

Conversion of related party note to preferred stock	$—	$429,846

See accompanying notes to consolidated financial statements.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Vertical Health Solutions, Inc., incorporated as Labelclick.com, Inc. on March 3, 2000 under the laws of the State of Florida, is located in Oldsmar, Florida and develops, markets and distributes animal health products to veterinarians and distributors. The Company changed its name to Vertical Health Solutions, Inc. on January 11, 2001.

Principles of Consolidation

The accompanying consolidated financial statements for the year ended December 31, 2003 include the accounts of Vertical Health Solutions, Inc. and its wholly-owned subsidiaries (collectively the “Company”), Labelclick, Inc. and VHS Genesis Corp. All intercompany accounts and balances have been eliminated in consolidation.

Restatements

Unless otherwise noted, all information presented as of and for the year ended December 31, 2003 and 2002 has been adjusted to retroactively reflect the five-for-one forward split of the Company’s common stock in November 2003 (see Note 11).

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable, net are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining collectibility, historical trends are evaluated and specific customer issues are reviewed to arrive at appropriate allowances (see Note 3).

Intangible Asset

The intangible asset consisted of costs to acquire the Company’s web site and was being amortized using the straight-line method over a period of 3 years. Amortization charged to operations was $-0- and $20,333 in 2003 and 2002.

During the year ended December 31, 2002, the Company determined that the remaining carrying value of the web site of $10,167 was impaired and charged this amount to operations at December 31, 2002.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003 AND 2002

Inventories

Inventories, net are stated at the lower of cost or market. Cost is determined using the first-in, first-out method (see Note 4).

Property and Equipment

Depreciation is provided for using the straight-line method, in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives ranging from three to seven years. Leasehold improvements are amortized using the straight-line method over the lives of the respective leases or the service lives of the improvements, whichever is shorter. Leased equipment under capital leases is amortized using the straight-line method over the lives of the respective leases or over the service lives of the assets for those leases that substantially transfer ownership. (See Note 5). Accelerated methods are used for tax depreciation.

Impairment of Assets

The Company’s policy is to evaluate whether there has been a permanent impairment in the value of long-lived assets, certain identifiable intangibles and goodwill when certain events have taken place that indicate that the remaining balance may not be recoverable. When factors indicate that the intangible assets should be evaluated for possible impairment, the Company uses an estimate of related undiscounted cash flows. A deficiency in these cash flows relative to the carrying amounts is an indication of the need for a write-down due to impairment. The impairment write-down would be the difference between the carrying amounts and the fair value of these assets. Losses on impairment are recognized by a charge to earnings. Factors considered in the valuation include current operating results, trends and anticipated undiscounted future cash flows. There were no impairment losses during the year ended December 31, 2003. There was a $10,167 impairment loss charged to operations during the year ended December 31, 2002.

Income Taxes

The Company utilizes the guidance provided by Statement of Financial Accounting Standards No. 109, “Accounting For Income Taxes” (SFAS 109). Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. Valuation allowances are provided if necessary to reduce deferred tax assets to the amount expected to be realized.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003 AND 2002

Earnings (Loss) Per Common Share

The Company utilizes the guidance provided by Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (SFAS 128). Earnings (loss) per share are computed using the basic and diluted calculations on the face of the statement of operations. Basic earnings (loss) per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding for the period, adjusted for the dilutive effect of common stock equivalents, using the treasury stock method. During the periods presented, common stock equivalents were not considered as their effect would be anti-dilutive. (See Note 12)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at December 31, 2003 and 2002, as well as the reported amounts of revenues and expenses for the year then ended. The actual outcome of the estimates could differ from the estimates made in the preparation of the consolidated financial statements.

Revenue Recognition

Revenues are recognized when the merchandise is shipped and title passes to the customer. Revenue is recorded net of any discounts, allowances, returns or credits. Returns are allowed for certain products and are subject to a restocking fee. The Company has not experienced any significant discounts, allowances returns or credits to date.

Segment Information

The Company utilizes the guidance provided by Statement of Financial Accounting Standards No. 131, “Disclosures About Segments Of An Enterprise And Related Information” (SFAS 131). Certain information is disclosed in accordance with SFAS 131, based on the way management organizes financial information for making operating decisions and assessing performance. For the years ended December 31, 2003 and 2002 and currently, the Company operates in a single segment. Management will evaluate additional segment disclosure requirements as it expands the operations of the Company.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003 AND 2002

Stock Based Compensation

The Company accounts for equity instruments issued to employees for services based on the fair value of the equity instruments issued and accounts for equity instruments issued to other than employees based on the fair value of the consideration received or the fair value of the equity instruments whichever is more reliably measurable.

The Company accounts for stock based compensation in accordance with SFAS 123, “Accounting for Stock-Based Compensation.” The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” (“APB 25”) but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation.

	2003	2002
Net loss, as reported	$(75,429)	$(611,546)
Compensation cost based on the fair value method	—	—

Pro forma net loss	$(75,429)	$(611,546)

Basic and diluted loss per share
As reported	$(.01)	$(.08)

Pro forma	$(.01)	$(.08)

Advertising Costs

The Company charges advertising costs to expense as incurred. Advertising expense was $12,511 and $71,904 for the years ended December 31, 2003 and 2002, respectively.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003 AND 2002

Fair Value of Financial Instruments

The Company, in estimating its fair value disclosures for financial instruments, uses the following methods and assumptions:

Cash, Accounts Receivable, Accounts Payable and Accrued Expenses: The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses approximate their fair value due to their relatively short maturity.

Long-Term Obligations: The fair value of the Company’s fixed-rate long-term obligations is estimated using discounted cash flow analyses, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. At December 31, 2003 and 2002, the fair value of the Company’s long-term obligations approximated its carrying value.

Reclassifications

Certain items previously reported in the prior year have been reclassified to conform to the current year presentation.

NOTE 2—RELATED PARTY TRANSACTIONS

As of December 31, 2003, the Company had an outstanding promissory note payable to Stephen M. Watters, a principal shareholder, Director and Chief Executive Officer of the Company, in the amount of approximately $48,086, with interest at the rate of 9% per annum. In addition, as of December 31, 2003, the Company had an outstanding obligation to Mr. Watters in the amount of approximately $21,053, for working capital advances made to the Company. This obligation is included in amounts due to related parties.

As of December 31, 2003, the Company had an outstanding promissory note payable to Jugal K. Taneja, a principal shareholder and a Director of the Company, in the amount of approximately $48,086, with interest at the rate of 9% per annum.

As of December 31, 2003, the Company had an outstanding obligation to Brian T. Nugent, a principal shareholder, Director, President and Chief Operating Officer of the Company, in the amount of approximately $2,442, for working capital advances made to the Company. This obligation is included in amounts due to related parties.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003 AND 2002

Amounts due from and to affiliates represent balances owed to or from the Company for sales or purchases occurring in the normal course of business. Amounts due from and to these affiliates are in the nature of trade payables or receivables and fluctuate based on sales and purchasing volume and payments received. Any future transactions between the Company and its officers, directors or affiliates will be subject to approval by a majority of disinterested directors or shareholders in accordance with Florida law.

Innovative Companies, Inc. (“Innovative’), a publicly traded company, is a supplier of manufactured dietary supplements and health and beauty care products. Jugal K. Taneja, a principal shareholder and Director of the Company, is also a Director, Chairman of the Board, and principal shareholder of Innovative. For the years ended December 31, 2003 and 2002, there were no sales of products to Innovative or its subsidiaries, and purchases of products from subsidiaries of Innovative were approximately $782,484 and $106,885. As of December 31, 2003 and 2002, approximately $247,671 and $125,585 was due to subsidiaries of Innovative and is included in obligations to affiliates.

DrugMax, Inc. (“DrugMax”), a publicly traded company, is a wholesale distributor of pharmaceuticals, over-the-counter products, health and beauty care aids, nutritional supplements and other related products. Jugal K. Taneja, a principal shareholder and Director of the Company, is also a Director, Chairman of the Board, and principal shareholder of DrugMax. For the year ended December 31, 2003, sales of products to subsidiaries of DrugMax were approximately $1,863 and there were no purchases of products from subsidiaries of DrugMax. As of December 31, 2003, approximately $15,385 was due to DrugMax or its subsidiaries and is included in obligations to affiliates.

Vitality Vet Supply, Inc. (“VVS”) is a marketer of certain veterinary products. Stephen M. Watters, a principal shareholder, Director and Chief Executive Officer of the Company, is also Chief Executive Officer of VVS. For the year ended December 31, 2003, sales of products to VVS were approximately $3,652 and there were no purchases of products from VVS. As of December 31, 2003, approximately $25 was due from VVS and is included in amounts due from affiliates.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003 AND 2002

Bayshore Media, Inc. (“Bayshore”) is a marketer of private label bottled water and health products. Stephen M. Watters, a principal shareholder, Director and Chief Executive Officer of the Company, is also a principal shareholder and Chief Executive Officer of Bayshore. Brian T. Nugent, a Director, President and Chief Operating Officer of the Company, is also a principal shareholder and President of Bayshore. Jugal K. Taneja, a principal shareholder and Director of the Company, is also a principal shareholder of Bayshore. For the years ended December 31, 2003 and 2002, sales of products to Bayshore were approximately $2,952 and $33,023 and purchases of products from Bayshore were approximately $52 and $-0-. In addition, Bayshore charged the Company consulting fees of approximately $9,075 for graphic services provided to the Company. The charges were on an hourly basis for services rendered. As of December 31, 2003 and 2002, approximately $1,999 and $12,582 was due from Bayshore and is included in amounts due from affiliates.

Dynamic Health Products, Inc. (“Dynamic”), a publicly traded company, is a marketer and distributor of dietary supplements and health and beauty care products, and is a principal stockholder of the Company. Mr. Taneja, a principal shareholder and Director of the Company is also a Director, Chairman of the Board and principal shareholder of Dynamic. For the year ended December 31, 2003, the Company charged a subsidiary of Dynamic consulting fees of $640 for graphic services provided and Dynamic charged the Company consulting fees of approximately $10,088 for accounting and administrative services provided to the Company. The charges were on an hourly basis for services rendered. As of December 31, 2003, $7,735 was due to Dynamic and is included in obligations to affiliates.

In October 2003, the Company issued 4,865,895 (973,179 pre-split) shares of common stock of the Company upon conversion of 973,179 shares of Series A preferred stock of the Company.

In October 2003, the Company issued 658,520 (131,704 pre-split) shares of common stock of the Company in payment of $131,704 of accrued preferred share dividends.

NOTE 3—ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consist of the following:

	2003	2002
Accounts receivable	$135,762	$101,954
Less allowance for uncollectible accounts	(1,000)	(1,750)

Total	$134,762	$100,204

For the year ended December 31, 2003 and 2002, bad debt expense charged to operations for estimated uncollectible accounts receivable was $-0- and $1,750, respectively.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003 AND 2002

NOTE 4—INVENTORIES, NET

Inventories,	net consist of the following:

	2003	2002
Raw materials	$72,970	$17,941
Finished goods	338,855	126,074

	411,825	144,015
Less reserve for obsolescence	(33,900)	—

Total	$377,925	$144,015

NOTE 5—PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	2003	2002
Furniture and fixtures	$6,749	$6,749
Equipment	54,641	55,094
Leasehold improvements	1,000	—

	62,390	61,843
Less accumulated depreciation and amortization	(16,543)	(17,700)

Total	$45,847	$44,143

Depreciation expense charged to operations was $9,685 and $11,549 for the years ended December 31, 2003 and 2002.

NOTE 6—LINE OF CREDIT

During May 2002, the Company borrowed $250,000 pursuant to a line of credit, which matured in November 2003 and bears interest at a variable rate of 1.5% over the prime rate with an initial rate of 5.75% per annum. The loan which had an outstanding principal balance of $245,000 at December 31, 2002 is secured by certain assets owned by a related party. The loan was refinanced in November 2003. (See Note 8)

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003 AND 2002

NOTE 7—INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 2003 and 2002 is as follows:

	2003	2002
Current income tax expense (benefit)	$—	$—
Deferred income tax expense (benefit)	—	—

Income tax expense (benefit)	$—	$—

Income taxes for the years ended December 31, 2003 and 2002 differs from the amounts computed by applying the effective income tax rate of 34% to income before income taxes as a result of the following:

	2003	2002
Computed tax expense at the statutory rate	34%	34%
Increase (decrease) in taxes resulting from:
Net operating loss	(34)	(34)

Current income tax expense (benefit)	—%	—%

Temporary differences that give rise to deferred tax assets and liabilities:

	2003	2002
Deferred tax assets:
Net operating loss carryforward	$440,000	$440,000
Less valuation allowance	(440,000)	(440,000)

Gross deferred tax asset	—	—
Gross deferred tax liability	—	—

Net deferred tax asset	$—	$—

The Company has available at December 31, 2003, approximately $1,300,000 of unused operating loss carryforwards that may be applied against future taxable income and that expire in various years from 2020 to 2023.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003 AND 2002

NOTE 8—LONG-TERM OBLIGATIONS

Long-term obligations consist of the following at December 31, 2003 and 2002:

	2003	2002
Promissory note payable to a financial institution, bearing interest at 6.75% per annum, due in monthly principal and interest payments of approximately $6,400 through June 2006. The note is collateralized by a shareholders stock and certificate of deposit.	$175,000	$—
Promissory notes payable to a financial institution, bearing interest at fixed interest rates of 7.75%, 8.25% and 9.5% per annum, due in monthly principal and interest payments of approximately $1,500 through September 2006. The notes are collateralized by equipment.	17,265	14,860
Promissory note payable to a financing company, bearing interest at 10.5% per annum, due in monthly principal and interest payments of approximately $1,915 through May 2004. The note is collateralized by equipment.	7,493	—
Promissory note payable to a financing company, bearing interest at 13.4% per annum and requiring principal and interest payments of $700 through May 2003. The note is collateralized by equipment.	—	2,726

	199,758	17,586
Less current maturities	81,577	(14,015)

Total	$118,181	$3,571

At December 31, 2003, aggregate maturities of long-term obligations are as follows:

Year ending December 31,
2004	$81,577
2005	76,723
2006	41,458

Total	$199,758

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003 AND 2002

On November 29, 2003, the Company entered into a Change in Terms Agreement, whereby the Company’s indebtedness to a financial institution in the form of a Revolving Line of Credit, with a principal balance of $175,000, was converted to a promissory note payable to the financial institution, with interest at the rate of 6.75% per annum, with principal and interest being paid monthly in the amount of approximately $6,400, for 29 months commencing January 29, 2004.

NOTE 9—COMMITMENTS AND CONTINGENCIES

Capital Leases

The Company is the lessee of warehouse and office equipment under capital leases expiring in 2006. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense for 2003 and 2002. The cost of the property under capital leases included in property and equipment, net was $5,900 and $34,240 at December 31, 2003 and 2002. The accumulated depreciation on these assets was $983 and $9,700 at December 31, 2003 and 2002.

Minimum future lease payments under capital leases as of December 31, 2003 for each of the next five years and in aggregate are:

Year ending December 31,
2004	$12,304
2005	12,758
2006	8,208

33,270
Less amount representing interest	(6,810)

Total	$26,460

Interest rates vary on capitalized leases from 17% to 19.8% and are imputed based on the lower of the Company’s incremental borrowing rates at the inception of each lease or the lessor’s implicit rate of return.

The agreements with the finance company contains various restrictive covenants on the use and assignment of the equipment. At December 31, 2003 the Company was in breach of the assignment covenant related to one of the agreements. Under the terms of the agreement, the finance company may call the obligation if the Company is in violation of any restrictive covenant. As of March 5, 2004, the finance company has not waived the assignment requirement, and accordingly the entire amount of the lease obligation, $21,777, has been included in current liabilities.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003 AND 2002

Operating Leases

The Company has operating leases for facilities and certain equipment that expire at various dates through 2006. Certain leases provide an option to extend the lease term. Certain leases provide for payment by the Company of any increases in property taxes, insurance, and common area maintenance and utilities, over a base amount and others provide for payment of all property taxes and insurance by the Company.

Future minimum lease payments, by year and in aggregate under non-cancelable operating leases, consist of the following at December 31, 2003:

Year ending December 31,
2004	$47,474
2005	47,474
2006	12,707
2007	—
2008	—
Thereafter	—

$107,655

Total rent expense for the year ended December 31, 2003 and 2002 was approximately $39,014 and $35,263.

Employment Agreements

Effective November 1, 2003 the Company entered into an Employment Agreement with Stephen M. Watters, the Company’s Chief Executive Officer, for a term of three years. The annual base salary payable under the agreement is $165,000, payable in bi-weekly payments of approximately $6,346, plus a monthly auto allowance of $600. The amount of base salary payable is subject to periodic review and adjustment. Under the terms of the agreement, Mr. Watters is eligible for certain fringe benefits and participation in any executive bonus plan created at the discretion of the Compensation Committee of the Board of Directors of the Company.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003 AND 2002

Effective November 1, 2003, based on mutual agreement between the parties, the Company entered into a new Employment Agreement with Brian T. Nugent, the Company’s President and Chief Operating Officer, for a term of three years, and the previous Employment Agreement between the parties was cancelled. The annual base salary payable under the new agreement is $140,000, payable in bi-weekly payments of approximately $5,385, plus a monthly auto allowance of $600. The amount of base salary payable is subject to periodic review and adjustment. Under the terms of the agreement, Mr. Nugent is also eligible for certain fringe benefits and participation in any executive bonus plan created at the discretion of the Compensation Committee of the Board of Directors of the Company.

Consulting Agreement

Effective November 1, 2003, the Company entered into a Consulting Agreement with Jugal K. Taneja, for a term of three years. Mr. Taneja has served as a Director of the Company since its inception. Annual base compensation payable under the agreement is $110,000, payable in monthly payments of approximately $9,167. The agreement contains termination for disability, for cause, and for good reason, and it also contains confidentiality and non-competition provisions that prohibit Mr. Taneja from competing with the Company under certain circumstances. The period covered by the non-competition provisions will end three years after the termination of the consultant’s consulting agreement with the Company.

Litigation

The Company is, from time to time, involved in litigation relating to claims arising out of its operations in the ordinary course of business. The Company believes that none of the claims that were outstanding as of December 31, 2003 should have a material adverse impact on its financial condition or results of operations.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003 AND 2002

NOTE 10 – STOCK OPTIONS

During 2001, the Company adopted a stock option plan to be administered by the board of directors. Under the plan, the exercise price of any options granted may not be less than 100% of the fair market value of the Company’s common stock on the date of the grant (110% for holders of more than 10% of the total combined voting power of all classes of capital stock then outstanding).

The following summarizes information about the aggregate stock option activity for the year ended December 31, 2003:

In October 2003, the Board of Directors approved the issuance of options to purchase 650,000 units (130,000 pre-split) to members of the Board of Directors. The options are exercisable at $1.02 per unit ($5.10 pre-split), each consisting of one share of common stock and one redeemable Class A warrant.

The fair value of each option grant was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Risk-free interest rate	4.85%
Dividend yield	0%
Volatility	1%
Average expected term	4.75 years

	2003		2002
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1,	—	$—	—	$—
Granted	650,000	1.02	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding at December 31,	650,000	$1.02	—	—

Options exercisable at December 31,	650,000	$1.02	—	—

Weighted average fair value of options granted during 2003		$—		$—

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003 AND 2002

Stock options outstanding and exercisable under the plan as of December 31, 2003, were:

	Outstanding			Exercisable
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contracted Life (yrs)	Number of Options	Weighted Average Exercise Price
Exercise prices	650,000	$1.02	4.75	650,000	$1.02

NOTE 11—SHAREHOLDERS’ DEFICIT

During May 2001, the Company issued warrants to purchase 428,575 shares (85,715 pre-split) each to two of its officers at an exercise price of $0.65 per share ($3.28 pre-split). These warrants expire in May 2005. The effect of applying SFAS 123 pro forma net loss is not necessarily representative of the effects on reported net income (loss) for future years due to, among other things, the vesting period of the warrants and the fair value of additional grants in future years. Had compensation cost been determined based upon the fair value at the grant date for awards consistent with the methodology prescribed under SFAS 123, the Company’s net (loss) would not have been materially different.

On June 30, 2002 an affiliate converted $429,846 in notes and accrued interest in 429,846 shares of Series A preferred stock and on December 31, 2002 certain affiliates of the Company converted an aggregate of $172,500 in unpaid salary and consulting fees into 172,500 shares of Series A preferred stock.

On April 21, 2003, the Company’s Registration Statement on Form SB-2, Amendment No.9, was declared effective by the U.S. Securities and Exchange Commission. Pursuant to the Company’s registered offering, in June 2003, the Company sold an aggregate of 40,000 units, consisting of 200,000 (40,000 pre-split) shares of common stock and 200,000 (40,000 pre-split) redeemable class A common stock purchases warrants. The Company received cash proceeds aggregating $204,000 and charged deferred offering costs aggregating approximately $143,423 against the offering proceeds.

In October 2003, the Company issued 4,865,895 (973,179 pre-split) shares of common stock of the Company upon conversion of 973,179 shares of Series A preferred stock of the Company.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003 AND 2002

In October 2003, the Company issued 658,520 (131,704 pre-split) shares of common stock of the Company in payment of $131,704 of accrued preferred share dividends.

On October 24, 2003, the Board of Directors of the Company approved a forward split of its outstanding shares of common stock on a five-for-one basis effective November 20, 2003, such that for each share of Company common stock held as of November 10, 2003, each shareholder was entitled to receive four additional shares of Company common stock. The payment date for the additional shares of Company common stock was November 20, 2003. After the forward split the Company had 13,709,375 shares of common stock issued and outstanding.

NOTE 12—EARNINGS (LOSS) PER SHARE

The following sets forth the computation of basic and diluted net earnings (loss) per common share:

	2003	2002
Numerator:
Net income (loss)	$(2,641)	$(552,629)

Net income (loss) available to common stockholders	$(75,429)	$(611,546)

Denominator:
Weighted average shares outstanding	$9,493,991	$7,984,960
Effect of dilutive securities	—	—

Weighted average fully diluted shares outstanding	$9,493,991	$7,984,960

Net earnings per common share—Basic and diluted	$(.01)	$(.08)

During the periods presented, common stock equivalents were not considered as their effect would be anti-dilutive.

NOTE 13—CONCENTRATION OF CREDIT RISK

Concentrations of credit risk with respect to trade receivables are limited due to the distribution of sales over a large customer base. For the year ended December 31, 2003, two customers represented 26%

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003 AND 2002

NOTE 14—BASIS OF PRESENTATION

The Company’s financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The audit opinion for the December 31, 2002 financial statements included an explanatory paragraph concerning the Company’s ability to continue as a going concern. The Company had experienced significant losses from operations as a result of its investment necessary to achieve its operating plan. In addition, the Company has a working capital deficit and a stockholders’ deficit.

In the current year, the Company significantly reduced its net loss from operations as well as its obligation to pay preferred dividends. The Company successfully raised additional capital during the year reducing its stockholders’ deficit. Management is continuing its efforts to raise capital and the Company has increased sales in the first two months of 2004 over the same period last year.

PART I - FINANCIAL INFORMATION

Item 1. CONSOLIDATED FINANCIAL STATEMENTS.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2004	December 31, 2003
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$49,191	$72,499
Cash, restricted	3,802,185	—
Accounts receivable, net	219,641	134,762
Inventories, net	287,748	377,925
Prepaid expenses	12,628	26,535
Other current assets	135,799	275
Due from affiliates	7,170	2,024

Total current assets	4,514,362	614,020

Property and equipment, net	54,988	45,847
Other assets	69,252	5,758
Intangible assets, net	2,177	—

Total assets	$4,640,779	$665,625

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$218,975	$247,738
Other payables	9,750	5,435
Credit line payable	50,000	—
Current portion of obligations under capital leases	20,821	23,482
Current portion of long-term obligations	76,191	81,577
Accrued expenses	59,233	41,207
Accrued preferred stock dividends	23,014	—
Obligations to affiliates	137,756	270,791
Notes payable to related parties	72,654	96,172
Due to related parties	617	23,495

Total current liabilities	669,011	789,897

Obligations under capital leases	2,013	2,978
Long-term obligations, less current portion	88,134	118,181

Total liabilities	759,158	911,056

Commitments and contingencies	—	—

Stockholders’ equity (deficit):
Preferred stock, $.001 par value, 5,000,000 shares authorized:
Series A 10% cumulative convertible, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Undesignated, 4,000,000 shares authorized, no shares issued or outstanding	—	—
Series A Cumulative Convertible Preferred stock, $.01 par value, 4,000,000 shares authorized; 4,000,000 and no shares issued and outstanding	40,000	—
Common stock, $.001 par value, 48,000,000 shares authorized; 13,713,075 and 13,709,375 shares issued and outstanding	13,713	13,709
Additional paid in capital	7,677,367	1,168,731
Accumulated deficit	(3,849,459)	(1,427,871)

Total stockholders’ equity (deficit)	3,881,621	(245,431)

Total liabilities and stockholders’ equity (deficit)	$4,640,779	$665,625

See accompanying notes to condensed consolidated financial statements.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$729,448	$392,742	$1,480,401	$746,338

Cost of goods sold	321,617	176,231	693,672	364,269

Gross profit	407,831	216,511	786,729	382,069

Operating expenses:
Selling, general and administrative expenses	404,303	190,450	711,400	368,260

Total operating expenses	404,303	190,450	711,400	368,260

Operating income (loss) before other income and expense	3,528	26,061	75,329	13,809

Other income (expense):
Interest income	4,185	—	4,185	57
Other income and expenses, net	—	18,616	27,572	21,249
Loss on disposition of equipment	—	—	—	(13,397)
Interest expense	(6,511)	(6,790)	(14,034)	(15,315)

Total other income (expense)	(2,326)	11,826	17,723	(7,406)

Income (loss) before income taxes	1,202	37,887	93,052	6,403

Income taxes	—	—	—	—

Net income (loss)	1,202	37,887	93,052	6,403

Preferred stock dividends	23,014	24,263	23,014	48,259

Net income (loss) available to common stockholders	$(21,812)	$13,624	$70,038	$(41,856)

Basic income (loss) per share	$—	$—	$0.01	$(0.01)

Basic weighted average number of common shares outstanding	13,711,693	8,051,620	13,710,534	8,019,020

Diluted income (loss) per share	$—	$—	$—	$(0.01)

Diluted weighted average number of common shares outstanding	13,711,693	8,959,491	16,639,296	8,019,020

See accompanying notes to condensed consolidated financial statements.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Dollars	Shares	Dollars
Balances at December 31, 2003 (Audited)	—	$—	13,709,375	$13,709	$1,168,731	$(1,427,871)	$(245,431)
Issuance of common stock in payment of an outstanding obligation of $3,793	—	—	3,700	4	3,789	—	3,793
Issuance of Series A cumulative preferred stock	4,000,000	40,000	—	—	6,234,626	(2,491,626)	3,783,000
Issuance of stock options for services	—	—	—	—	270,221	—	270,221
Net income	—	—	—	—	—	93,052	93,052
Preferred stock dividends	—	—	—	—	—	(23,014)	(23,014)

Balances at June 30, 2004 (Unaudited)	4,000,000	$40,000	13,713,075	$13,713	$7,677,367	$(3,849,459)	$3,881,621

See accompanying notes to condensed consolidated financial statements.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2004	2003
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$93,052	$6,403

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	8,535	4,440
Loss on disposition and sale of equipment	—	13,397
Amortization of deferred consulting fees	72,973	—
Changes in operating assets and liabilities:
Accounts receivable, net	(84,879)	(12,674)
Inventories, net	90,177	(85,557)
Prepaid expenses	13,907	4,467
Other current assets	(415)	1,444
Due to/from affiliates, net	(138,182)	12,245
Other assets	(1,355)	(295)
Accounts payable	(24,970)	(9,300)
Other payables	4,315	—
Accrued expenses	18,026	(50,348)
Due to related parties	(22,877)	14,553

Net cash provided by (used in) operating activities	28,307	(101,225)

Cash flows from investing activities:
Proceeds from the sale of equipment	—	10,000
Purchases of property and equipment	(17,103)	(12,260)
Increase in intangible assets	(2,750)	—

Net cash used in investing activities	(19,853)	(2,260)

Cash flows from financing activities:
Net change in credit line payable	50,000	—
Proceeds from issuance of convertible preferred stock	3,783,000	—
Proceeds from issuance of long-term obligations	10,048	5,900
Payments of long-term obligations	(49,107)	(41,589)
Payment of related party notes payable	(23,518)	—
Proceeds from issuance of common stock	—	204,000
Payments of offering costs	—	(57,697)

Net cash provided by financing activities	3,770,423	110,614

Net (increase) decrease in cash	3,778,877	7,129

Cash at beginning of period	72,499	128,069

Cash at end of period	$3,851,376	$135,198

See accompanying notes to condensed consolidated financial statements.

VERTICAL HEALTH SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued

	Six Months Ended June 30,
	2004	2003
	(Unaudited)	(Unaudited)
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$13,430	$10,901

Cash paid during the period for income taxes	$—	$—

Supplemental schedule of non-cash financing activities:
Accrual of preferred stock dividends	$23,014	$48,259

See accompanying notes to condensed consolidated financial statements.

VERTICAL HEALTH SOLUTIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2004 AND 2003 (Unaudited)

Note 1-Basis Of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instruction to Form 10-QSB and Article 10 of Regulation S-X. They do not include all of the information and footnotes required by GAAP for complete consolidated financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. For further information, refer to the consolidated financial statements and footnotes included in the Company’s Form 10-KSB for the year ended December 31, 2003.

Reclassifications

Certain reclassifications have been made to the financial statements as of and for the three and six months ended June 30, 2003 to conform to the presentation as of and for the three and six months ended June 30, 2004.

Restatements

The financial statements as of and for the three and six months ended June 30, 2003 have been restated, and unless otherwise noted, all information presented has been adjusted to retroactively reflect the five-for-one forward split of the Company’s common stock in November 2003.

Note 2-Principles Of Consolidation

The condensed consolidated financial statements as of and for the three and six months ended June 30, 2004 include the accounts of Vertical Health Solutions, Inc. and its principally wholly-owned subsidiaries (the “Company”), Labelclick, Inc. and Vertical Health Ventures, Inc. Significant intercompany balances and transactions have been eliminated in consolidation.

The condensed consolidated financial statements as of and for the three and six months ended June 30, 2003 include the accounts of Vertical Health Solutions, Inc. and its principally wholly-owned subsidiary, Labelclick, Inc. Significant intercompany balances and transactions have been eliminated in consolidation.

Note 3-Stockholders’ Equity (Deficit)

In May 2004, the Company issued 3,700 shares of restricted common stock to an unrelated party in payment of an outstanding obligation of $3,793.

On May 27, 2004, the Company entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd. (“Laurus”), under which the Company issued and sold to Laurus in a private placement (i) $4,000,000 of Series A Cumulative Convertible Preferred Stock of its wholly-owned subsidiary, Vertical Health Ventures, Inc., that is convertible into shares of common stock of the Company (the “Series A”), and (ii) warrants to purchase 820,000 shares of the Company’s common stock at a price equal to $1.87 per share, exercisable until May 27, 2011 (the “Series A Warrants”).

The stated value of the Series A is $4,000,000. The Series A pays dividends at the rate per annum equal to the “prime rate” published in The Wall Street Journal from time to time, plus two percent (2%). Dividends on the Series A are payable monthly commencing December 1, 2004 (accruing from May 27, 2004), and may be paid, at the investor’s option, in (i) cash at a 2% premium, or (ii) shares of Company common stock (but subject to the conversion requirements discussed below). If paid in shares of Company common stock the number of shares to be issued shall equal the total amount due, divided by $1.67 (107% of the average closing price of the common stock for the ten trading days immediately prior to the issuance date of the Series A). If the average closing price of the Company’s common stock for five consecutive trading days is greater than $1.92 (115% of the conversion price), Laurus is required to convert their Series A into an amount equal to the lesser of (i) 20% of the aggregate dollar trading volume of the common stock for such five consecutive trading days, or (ii) all of the Series A then outstanding. The Company may only make one such conversion demand every month. The holder shall not be entitled to convert any amount which would result in the holder being the beneficial owner of more than 4.99% of the Company’s common stock, unless 75 days’ prior notice is given to the Company or the Company is in default of its obligations.

The net proceeds of this offering are placed in a restricted account and pledged as collateral for the stated value, dividends and fees related to the Series A that has not been converted or redeemed.

Stock Options

The Company has adopted only the disclosure provision of SFAS No. 123, “Accounting for Stock Based Compensation”, as it relates to employee awards. Accounting Principles Board Opinion No. 25 is applied in accounting for the plan. Accordingly, no compensation expense is recognized related to the stock based compensation plans. The pro forma net earnings (loss) per common share, if the Company had elected to account for its plan consistent with the methodology prescribed by SFAS No. 123, are shown in the following:

	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004	Three Months Ended June 30, 2003	Six Months Ended June 30, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss):
As reported	$(21,812)	$70,038	$13,624	$(41,856)
Pro forma	$(41,463)	$47,423	$13,624	$(41,856)
Net income (loss) per common share:
Basic income (loss) per share:
As reported	$—	$0.01	$—	$(0.01)
Pro forma	$—	$—	$—	$(0.01)
Diluted income (loss) per share:
As reported	$—	$—	$—	$—
Pro forma	$—	$—	$—	$—

Note 4-Related Party Transactions

Amounts due from and to affiliates represent balances owed to or from the Company for sales or purchases occurring in the normal course of business. Amounts due from and to these affiliates are in the nature of trade payables or receivables and fluctuate based on sales and purchasing volume and payments received. Any future transactions between the Company and its officers, directors or affiliates will be subject to approval by a majority of disinterested directors or shareholders in accordance with Florida law.

Geopharma, Inc. (“Geopharma”), formerly Innovative Companies, Inc., a publicly traded company, is a supplier of manufactured dietary supplements and health and beauty care products. Jugal K. Taneja, a principal shareholder and a Director of the Company, is also a Director, Chairman of the Board, and principal shareholder of Geopharma. For the three and six months ended June 30, 2004 and June 30, 2003, there were no sales of products to Geopharma or its subsidiaries. Purchases of products from subsidiaries of Geopharma were approximately $88,603 and $228,513, respectively, for the three and six months ended June 30, 2004 and approximately $228,737 and $295,033, respectively, for the three and six months ended June 30, 2003. As of June 30, 2004 and 2003, approximately $123,032 and $150,050, respectively, were due to subsidiaries of Geopharma and are included in obligations to affiliates.

Dynamic Health Products, Inc. (“Dynamic”), a publicly traded company, is a marketer and distributor of dietary supplements and health and beauty care products, and was a principal stockholder of the Company until June 26, 2004, at which time Dynamic distributed approximately 1.2 million shares of its investment in the Company to Dynamic shareholders. Mr. Taneja, a principal shareholder and Director of the Company is also a Director, Chairman of the Board and principal shareholder of Dynamic. For the three and six months ended June 30, 2004 and 2003, there were no purchases from or sales of products to Dynamic or its subsidiaries. For the three and six months ended June 30, 2004, Dynamic charged the Company consulting fees of approximately $2,000 and $6,138, respectively, and for the three and six months ended June 30, 2003, $7,275 and $7,275, respectively, for accounting and administrative services provided to the Company. The charges were on an hourly basis for services rendered. As of June 30, 2004 and 2003, zero and $6,360, respectively, were due to Dynamic and was included in obligations to affiliates.

Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

The following management discussion and analysis should be read in conjunction with the Condensed Consolidated Financial Statements and Notes thereto presented elsewhere in this Form 10-QSB. The discussion is based upon such condensed consolidated financial statements that have been prepared in accordance with U.S. Generally Accepted Accounting Principles.

The statements contained in this Report that are not historical are forward-looking statements, including statements regarding the Company’s expectations, intentions, beliefs or strategies regarding the future. Forward-looking statements include the Company’s statements regarding liquidity, anticipated cash needs and availability and anticipated expense levels. All forward-looking statements included in this Report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. It is important to note that the Company’s actual results could differ materially from those in such forward-looking statements. Additionally, the following discussion and analysis should be read in conjunction with the Condensed Consolidated Financial Statements and notes thereto appearing elsewhere in this Report. The discussion is based upon such condensed consolidated financial statements, which have been prepared in accordance with U.S. Generally Accepted Accounting Principles.

Overview

The Company derives its revenues from developing, packaging and wholesaling a wide variety of private labeled nutriceutical veterinary products. Revenues are billed and recognized as product is shipped, net of discounts, allowances, returns and credits.

8,414,936

Shares of

Common Stock

of

VERTICAL HEALTH SOLUTIONS, INC.

PROSPECTUS

October     , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers

The Florida Business Corporation Act (the “Florida Act”) permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances. Our articles of incorporation provide that we shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, we have entered into Indemnification Agreements with our directors and executive officers in which we have agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act, including in circumstances in which indemnification and advancement of expenses are discretionary under the Florida Act. The indemnification provided by the Florida Act and our Articles of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense. We intend to obtain a liability insurance policy for its directors and officers as permitted by the Florida Act, which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

Item 25.	Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC Registration fee	$1,120.63
Accounting fees and expenses	5,000.00	*
Legal fees and expenses	5,000.00	*

TOTAL	$11,120.63	*

*	Estimated

Item 26.	Recent Sales of Unregistered Securities

In October 2003, we issued 4,865,895 (973,179 pre-split) shares of common stock upon conversion of 973,179 shares of Series A Preferred Stock. The shares were issued to two accredited investors pursuant to Section 4(2) of the Securities Act of 1933, as amended.

In October 2003, we issued 658,520 (131,704 pre-split) shares of common stock in payment of $131,704 of accrued preferred share dividends. The shares were issued to two accredited investors pursuant to Section 4(2) of the Securities Act of 1933, as amended.

On May 27, 2004, we entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd., under which we issued and sold to Laurus in a private placement (i) $4,000,000 of Series A Cumulative Convertible Preferred Stock of our wholly-owned subsidiary, Vertical Health Ventures, Inc., that is convertible into shares of our common stock, and (ii) a warrant to purchase 820,000 shares of our common stock.

All of the above offerings and sales to Laurus Master Fund, Ltd. were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Item 27.	Exhibits

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation of the Company, filed as Exhibit 3.1 to Form SB-2, filed with the Securities and Exchange Commission on December 7, 2001, and incorporated herein by reference.

3.2	Certificate of Designation of the Company, designating the rights of the Company’s Series A 10% Cumulative Convertible Preferred Stock, filed as Exhibit 3.2 to Form SB-2, File No. 333-116682.

3.3	Bylaws of the Company, filed as Exhibit 3.2 to Form SB-2, filed with the Securities and Exchange Commission on December 7, 2001, and incorporated herein by reference.

3.4	Certificate of Incorporation of Vertical Health Ventures, Inc., a wholly-owned subsidiary of the Company, filed as Exhibit 3.4 to Form SB-2, File No. 333-116682.

3.5	Certificate of Designation of Vertical Health Ventures, Inc., designating the rights of Series A Cumulative Convertible Preferred Stock, as amended.

3.6	Bylaws of Vertical Health Ventures, Inc, filed as Exhibit 3.6 to Form SB-2, File No. 333-116682.

4.1	Securities Purchase Agreement dated as of May 27, 2004, filed as Exhibit 4.1 to Form 8-K, filed with the Securities and Exchange Commission on June 4, 2004, and incorporated herein by reference.

4.2	Registration Rights Agreement dated as of May 27, 2004, filed as Exhibit 4.2 to Form 8-K, filed with the Securities and Exchange Commission on June 4, 2004, and incorporated herein by reference.

4.3	Form of Common Stock Purchase Warrant dated as of May 27, 2004, filed as Exhibit 4.3 to Form 8-K, filed with the Securities and Exchange Commission on June 4, 2004, and incorporated herein by reference.

4.4	Stock Pledge Agreement dated as of May 27, 2004, filed as Exhibit 4.4 to Form 8-K, filed with the Securities and Exchange Commission on June 4, 2004, and incorporated herein by reference.

4.5	Subsidiary Guaranty dated as of May 27, 2004, filed as Exhibit 4.5 to Form 8-K, filed with the Securities and Exchange Commission on June 4, 2004, and incorporated herein by reference.

4.6	Series A Bank Escrow Agreement dated as of May 27, 2004, filed as Exhibit 4.6 to Form 8-K, field with the Securities and Exchange Commission on June 4, 2004, and incorporated herein by reference.

4.7	Restricted Account Side Letter dated as of May 27, 2004, filed as Exhibit 4.7 to Form 8-K, filed with the Securities and Exchange Commission on June 4, 2004, and incorporated herein by reference.

4.8	Restricted Account Agreement dated a of May 27, 2004, filed as Exhibit 4.8 to Form 8-K, filed with the Securities and Exchange Commission on June 4, 2004, and incorporated herein by reference.

4.9	Amendment No. 1 to Securities Purchase Agreement, dated as of September 20, 2004

5.1	Opinion of Counsel

10.1	Form of Employment Agreement with Stephen M. Watters, filed as Exhibit 10.2 to Form 10-KSB, filed with the Securities and Exchange Commission on March 30, 2004, and incorporated herein by reference.

10.2	Form of Employment Agreement with Brian T. Nugent, filed as Exhibit 10.3 to Form 10-KSB, filed with the Securities and Exchange Commission on March 30, 2004, and incorporated herein by reference.

10.3	Form of Consulting Agreement with Jugal K. Taneja, filed as Exhibit 10.4 to Form 10-KSB, filed with the Securities and Exchange Commission on March 30, 2004, and incorporated herein by reference.

16.1	Letter from Stark Winter Schenkein & Co., LLP, file as Exhibit 16. to Form 8-K, filed with the Securities and Exchange Commission on January 8, 2004, and incorporated herein by reference.

23.1	Consent of Brimmer, Burek & Keelan LLP.

23.2	Consent of Stark Winter Schenkein & Co., LLP.

23.3	Consent of Counsel (incorporated in Exhibit 5.1)

Item 28.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

(i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(3) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

(4) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Florida on October 1, 2004.

VERTICAL HEALTH SOLUTIONS, INC.

By:	/s/ STEPHEN M. WATTERS
Stephen M. Watters
Chief Executive Officer and
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Stephen M. Watters and Brian T. Nugent, or either of them, his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Title	Date
/s/ STEPHEN M. WATTERS Stephen M. Watters	Chief Executive Officer, Chief Financial Officer and Director	October 1, 2004

/s/ BRIAN T. NUGENT Brian T. Nugent	Chief Operating Officer, President and Director	October 1, 2004

/s/ JUGAL K. TANEJA Jugal K. Taneja	Director	October 1, 2004

/s/ ALFRED LEHMKUHL Alfred Lehmkuhl	Director	October 1, 2004

/s/ PATRICK SHEPPARD Patrick Sheppard	Director	October 1, 2004